Exhibit 10.4

AMENDED AND RESTATED OPERATING AGREEMENT

OF

FRANKLIN COVEY PRODUCTS, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

OF

FRANKLIN COVEY PRODUCTS, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”), is dated as of July 7, 2008 but effective as of July 5, 2008 at 11:59 pm Mountain Daylight Time (the “Effective Date”), by and among FRANKLIN COVEY PRODUCTS, LLC, a Utah limited liability company (“Franklin Covey Products”), PETERSON PARTNERS V, L.P., a Delaware limited partnership (“Peterson”), FRANKLIN COVEY CLIENT SALES, INC., a Utah corporation (“FC”), SARAH MERZ, an individual, GORDON WILSON, an individual, RICK WOODEN, an individual, JEFF ANDERSON, an individual, BOB SUMBOT, an individual, KENT FROGLEY, an individual, MIKE CONNELLY, an individual, BRYAN WILDE, an individual and ERIC BRIGHT, an individual, as members of the Company (the “Members”) and JORDAN CLEMENTS, an individual, JAMES B. NELSON, an individual, ROBERT A. WHITMAN, an individual, and SARAH MERZ, an individual, as managers of the Company (the “Managers”).

For the consideration of their mutual covenants hereinafter set forth, the Company and the Members and Managers hereby agree as follows:

RECITALS

WHEREAS, the Company was formed upon the filing of Articles of Organization on May 22, 2008 and entered into that certain Operating Agreement of the Company dated May 22, 2008 (the “Original Operating Agreement”);

WHEREAS, the Company entered into the Asset Purchase Agreement and the Ancillary Agreements to purchase and otherwise acquire the Business;

WHEREAS, in connection with the Closing, Peterson and certain other Members are contributing certain amounts to the Company in exchange for Class A Units, as further described in this Agreement;

WHEREAS, in connection with the Closing, FC is contributing a certain amount to the Company in exchange for Class B Units, as further described in this Agreement;

WHEREAS, in connection with the Closing, FC is also contributing one million dollars ($1,000,000) for which no additional Units will be issued to FC but with respect to which FC shall be entitled to the FC Preferred Return and a priority distribution as set forth in this Agreement;

WHEREAS, the Company desires to issue the Profits Interest Units as further described in this Agreement to certain key executives of the Company, and the key executive desire to receive such Profits Interest Units; and

WHEREAS, on the date hereof or soon thereafter, the Company shall file amended and restated Articles of Organization with the Division to reflect the current Managers.

NOW, THEREFORE, in consideration of mutual representations, warranties, and agreements contained in this Amended and Restated Operating Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties amend and restate the Original Agreement, and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  Appendix 1 hereof sets forth the definitions of certain terms relating to the maintenance of Capital Accounts and accounting rules.  In addition, the following terms used in this Agreement shall have the following meanings:

“Acquired Assets” is defined in the Asset Purchase Agreement.

“Act” means the Utah Revised Limited Liability Company Act, Utah Code Ann. § 48-2c-101, et seq., as amended from time to time.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with another Person. “Control,” “controlled” and “controlling” means the power to direct or cause the direction of the management and policies of a Person and shall be deemed to exist if any Person directly or indirectly owns, controls, or holds the power to vote fifty percent (50%) or more of the voting securities of such other Person.

“Agreement” means the Amended and Restated Operating Agreement as set forth in paragraph one of this Agreement, as amended from time to time.

“Ancillary Agreements” means as defined in the Asset Purchase Agreement, provided that for the purpose of this Agreement the term shall not include this Agreement.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 22, 2008, among the Company and Franklin Covey Co., a Utah corporation, Franklin Covey Canada, Ltd., a Canadian corporation, Franklin Covey de Mexico S. de R.L. de C.V., a Mexican company, Franklin Covey Europe, Ltd., a UK registered company, FC, Franklin Covey Catalog Sales, Inc., a Utah corporation, Franklin Covey Product Sales, Inc., a Utah corporation, and Franklin Covey Printing, Inc., a Utah corporation, as the same may be amended from time to time in accordance with its terms.

“Assumed Liabilities” means as defined in the Asset Purchase Agreement.

“Business” is defined in the Asset Purchase Agreement.

“Capital Contribution” means any contribution to the capital of the Company whenever made.  The initial Capital Contribution of each Member is listed in Exhibit A.

“Cause” shall mean any one or more of the following: (A) a Restricted Member or Manager’s continued willful failure, neglect, or refusal to perform his duties with respect to the Company which continues beyond thirty (30) days after a written demand for substantial performance is delivered to such Restricted Member or Manager by the Company; (B) conduct by a Restricted Member or Manager involving fraud, material dishonesty or breach of trust in connection with such Restricted Member or Manager’s performance of his duties to the Company as reasonably determined by the Management Board; (C) the conviction of a Restricted Member or Manager of a crime involving theft, dishonesty or moral turpitude (or upon such Restricted Member or Manager’s entry of a guilty plea to or entry of a nolo contendere plea to a criminal charge involving theft, dishonesty or moral turpitude); (D) a Restricted Member or Manager’s willful and continued failure or refusal to follow lawful and material directions of the Management Board or any other substantial and continued acts of insubordination by such Restricted Member or Manager as reasonably determined by the Management Board; or (E) any other act or omission that (in the reasonable determination by the Management Board) has caused or is likely to cause detrimental notoriety or other comparable material harm to the Company, monetarily or otherwise.

“Change of Control” means (i) the acquisition of the Company by a successor entity by means of any transaction or series of transactions (including, without limitation, any acquisition, recapitalization, conversion, reorganization, merger or consolidation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent); or (ii) a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale or other disposition is to a wholly owned subsidiary of the Company.

“Class A Member” means a Member holding Class A Units.

“Class A Preferred Return” means a sum equal to eight percent (8%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Class A Preferred Return is being determined, cumulative and compounded annually to the extent not distributed in any Fiscal Year pursuant to Section 5.1(c) or Section 12.2(d), of the average daily balance of a Class A Members’ Class A Unreturned Contribution Balances, from to time, during the period to which the Class A Preferred Return relates, commencing on the date each Class A Member first makes a Capital Contribution.

“Class A Unit” means a Class A Unit of the Company having the rights described herein and otherwise governed by the terms and conditions of this Agreement and any other Equity Securities into which such Class A Units may be exchanged or converted in accordance with this Agreement.

“Class A Unreturned Contribution Balance” means the total amount of Capital Contributions made to the Company by a Class A Member less the amount of distributions made to such Class A Member in accordance with Section 5.1(d) and Section 12.2(e) of this Agreement.

“Class B Member” means a Member holding Class B Units.

“Class B Unit” means a Class B of the Company having the rights described herein and otherwise governed by the terms and conditions of this Agreement and any other Equity Securities into which such Class B Units may be exchanged or converted in accordance with this Agreement.

“Class B Unreturned Contribution Balance” means the total amount of Capital Contributions made to the Company by the Class B Member other than the FC Priority Contribution less the amount of distributions made to such Member in accordance with Section 5.1(e) and Section 12.2(f) of this Agreement.

“Class C Member” means a Member holding Class C Units.

“Class C Unit” means a Class C Unit of the Company having the rights described herein and otherwise governed by the terms and conditions of this Agreement and any other Equity Securities into which such Class C Units may be exchanged or converted in accordance with this Agreement.

“Closing” means the “Closing” under the Asset Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” means Franklin Covey Products, LLC, a Utah limited liability company.

“Covered Person” means (i) a Member, a Manager or an Officer, (ii) an Affiliate of a Member, a Manager or an Officer, and, (iii) directly or indirectly, the respective officers, directors, shareholders, partners, managers, members, trustees, beneficiaries, employees, representatives or agents of a Member, a Manager or an Officer, or an Affiliate of a Member, a Manager or an Officer.

“Disabling Conduct” means an admission in writing or conviction of fraud, a willful violation of this Agreement after notice and an opportunity to cure, commission of a felony or other crime involving moral turpitude, or gross negligence or willful misconduct in the performance of duties.

“Division” means the Utah Department of Commerce, Division of Corporations and Commercial Code.

“Equity Securities” means (i) any Units, (ii) any options, warrants or other rights to acquire any Units and any other securities convertible into or exercisable or exchangeable for (or entitling the holder thereof to subscribe for) Units, (iii) any equity securities distributed in respect of the Units pursuant to dissolution of the Company or otherwise, and (iv) any securities issued directly or indirectly with respect to the foregoing securities by way of a split, dividend, or other division of securities, or in connection with an exchange or combination of securities, recapitalization, merger, consolidation or other reorganization.

“FC Preferred Return” means a sum equal to ten percent (10%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the FC Preferred Return is being determined cumulative and compounded to the extent not distributed in any Fiscal Year pursuant to Section 5.1(a) or Section 12.2(c) of the average daily balance of the FC Unreturned Priority Contribution, commencing on the date FC first makes the FC Priority Contribution.

“FC Priority Contribution” means the amount of one million dollars ($1,000,000) contributed by FC to the Company on the Effective Date with respect to which FC shall not receive any additional Units from the Company, but with respect to which FC shall be entitled to the FC Preferred Return and a priority distribution as set forth in this Agreement.

“FC Unreturned Priority Contribution” means the FC Priority Contribution less any amounts distributed to FC by the Company that is designated by the Management Board as a return of the FC Priority Contribution in accordance with Section 3.12 and Section 4.2(bb) hereof, including, but not limited to, any distributions made to FC in accordance with Section 5.1(b).

“Fiscal Year” means the Company’s taxable year, which shall be a calendar year except as otherwise required by law.

“Governmental Body” means any government, any governmental or quasi-governmental entity or authority, including any department, commission, board, bureau, branch, agency or instrumentality thereof, any administrative or regulatory body obtaining authority from any of the foregoing, any contractor acting on behalf of any of the foregoing, and any court, tribunal, judicial or arbitral body, mediation or conciliation or self-regulatory authority, in each case whether federal, state, regional, county, city or of any other political subdivision, whether domestic or foreign.

“Initial Capital Contributions” means any Capital Contributions made pursuant to Section 3.1 upon the formation of the Company.

“Initial Members” means Peterson, FC, Sarah Merz, Gordon Wilson, Rick Wooden, Jeff Anderson, Bob Sumbot, Kent Frogley, Mike Connelly, Bryan Wilde and Eric Bright.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, legally binding regulatory policy statement or similar legally binding guidance, binding directive or decree of any kind of any Governmental Body, as well as any common law.

“Liquidity Event” means (i) the acquisition of the Company by a successor entity by means of any transaction or series of transactions (including, without limitation, any acquisition, recapitalization, conversion, reorganization, merger or consolidation but excluding any sale of equity securities for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, at least ten percent (10%) of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent); or (ii) a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale or other disposition is to a wholly owned subsidiary of the Company.

“Majority Vote” means the written consent or affirmative vote of (i) Members holding more than fifty percent (50%) of the outstanding Units entitled to vote held by all Members, in connection with action by the Members; or (ii) more than fifty percent (50%) of the Managers then in office in connection with action by the Management Board, each Manager being entitled to one vote.

“Management Board” means the five (5) individuals appointed in accordance with the provisions of Section 4.1.  The initial Managers shall be JORDAN CLEMENTS, JAMES B. NELSON, ROBERT A. WHITMAN, SARAH MERZ and a Manager to be appointed by Peterson.

“Manager” shall be any individual serving on the Management Board.  The initial Managers shall be JORDAN CLEMENTS, JAMES B. NELSON, ROBERT A. WHITMAN, SARAH MERZ and a Manager to be appointed by Peterson.

“Master License Agreement” is defined in the Asset Purchase Agreement.

“Material Competitor” means any Person that, directly or indirectly through Affiliates, is engaged in the marketing, distribution or sale of Training-Oriented Products or Training-Oriented Services.  The following terms used in this definition of “Material Competitor” shall have the following meanings:  (i) “Training-Oriented Product” means any good, product or thing in any tangible form (including software) that is designed to teach individuals or organizations Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills; (ii) “Training-Oriented Service” means any seminar, session, online course, webinar, consultation or similar interaction, whether or not for a fee, where the subject matter of such service relates to or includes Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills; and (iii)  “Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills” means any and all organizational, management, leadership or personal effectiveness skills and the techniques and strategies for attaining such skills including, without limitation, executive coaching, management coaching, performance review, trust-building (in or out of an organizational setting), execution-related skills, personal time management, personal performance, personal goal-setting (including personal time-management, performance and goal setting in any academic or educational environment), family effectiveness, family organization, family goal-setting, family values, personal fitness, wellness and life balance, and any other form of training.

“Member” means (a) each Initial Member until such time, if any, that any such Person becomes a Withdrawn Member, (b) any Person acquiring Units directly from the Company in accordance with this Agreement until such time, if any, that any such Person becomes a Withdrawn Member, and (c) any Person who acquires Units in the Company in a Permitted Transfer and who is deemed, or is admitted as, a Substitute Member until such time, if any, that such Person becomes a Withdrawn Member.

“Net Available Cash Flow” means, with respect to any period, the Company’s gross cash receipts derived from any source whatsoever, excluding Capital Contributions, reduced by the portion thereof used to pay or establish reasonable reserves for all Company expenses, debt payments and accrued interest (including principal and interest payments on loans made to the Company by non-Members and by the Members), contingencies, and proposed acquisitions, as determined by the Management Board.  “Net Available Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances.

“Officer” means as set forth in Section 4.10.  The initial Officers of the Company are as follows:

Chairman of the Management Board:                                 Robert A. Whitman

Chief Executive Officer and President:                               Sarah Merz

Chief Financial Officer:                                                          Robert Sumbot

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, stipulation, award, order (including any consent decree or cease and desist order) or determination of kind issued, promulgated or entered by or with any Governmental Body.

“Original Operating Agreement” is defined in the Recitals.

“Percentage Interest” means, at any particular time, the percentage interest of each Member or Unit Holder of the Company and determined with respect to a particular Member or Unit Holder at any particular time by dividing the number of Units owned by such Member or Unit Holder by the aggregate number of outstanding Units.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, association or other legal entity.

“Priority Members” means the Class A Members and the Class B Members.

“Profits” means the profits of the Company as defined in Section A1 of Appendix 1.

“Public Offering” means any underwritten sale of any Equity Securities pursuant to an effective registration statement under the Securities Act filed with the SEC on Form S-1 (or a successor form) after which such Equity Securities are (i) listed on a national securities exchange and (ii) registered under the Securities Exchange Act; provided that the following shall not be considered a Public Offering: (A) any issuance of Equity Securities as consideration or financing for a merger or acquisition and (B) any issuance of Equity Securities or rights to acquire Equity Securities to employees as part of an incentive or compensation plan.

“Quorum” shall mean (i) at least fifty percent (50%) of the Managers then in office, in the case of a meeting of the Management Board; or (ii) Members who own, in the aggregate, a majority of the outstanding Units held by all Members entitled to vote at the meeting, in the case of a meeting of the Members.

“Regulations” mean the Income Tax Treasury Regulations promulgated under the Code as such Regulations may be amended and in effect from time to time (including corresponding provisions of succeeding Regulations).

“Reset Ratio” is defined in the Master License Agreement.

“SEC” means the U.S. Securities and Exchange Commission and any Governmental Body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Selling Companies” is defined in the Asset Purchase Agreement.

“Substitute Member” means a Person who acquires Units from a Member and who satisfies all of the conditions of Section 11.5.

“Taxing Jurisdiction” means any state, local, or foreign government that collects tax, interest, and penalties, however designated, on any Member’s share of income or gain attributable to the Company.

“Tax Matters Partner” means the Person so designated in Section 9.4(b).

“Transfer” means, when used as a noun, any voluntary or involuntary sale, assignment, gift, transfer, or other disposition and, when used as a verb, voluntarily or involuntarily to sell, assign, gift, dispose, or otherwise transfer.

“Unanimous Consent” means the written consent of all of the Members.

“Unit” means the economic interest in the Company acquired by a Member or Unit Holder representing the economic rights of a Member or Unit Holder and the Member’s or Unit Holder’s permitted assignees and successors to share in distributions of cash and other property from the Company pursuant to the Act and this Agreement, together with the Member’s or Unit Holder’s distributive share of the Company’s Profits and Losses and shall include the Class A Units, the Class B Units, and the Class C Units.

“Unit Holder” means a Person who owns Units of the Company but who is not a Member including, except as otherwise provided herein, a Member who becomes a Withdrawn Member.

“Unsuitable Transferee” means any Person that, directly or indirectly through Affiliates, engages in any of the following activities:  (i) publishing or promoting indecent or pornographic materials, (ii) deriving a substantial portion of revenue from gaming activities or the promotion or sale of alcoholic beverages, tobacco products or firearms, (iii) having as a primary purpose the advocacy of a particular political or moral position or (iv) illegal activities.

“Withdrawal Notice” means as set forth in Section 10.4(a).

“Withdrawal Event” means the occurrence of any of the following events:  (1) the Member voluntarily withdraws from the Company; (2) the Member is expelled as a member, as provided in the Act; (3) the Member does any of the following: (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudicated as bankrupt or insolvent; (d) files a petition or answer seeking for itself or himself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it or him in a bankruptcy, insolvency, reorganization or similar proceeding; (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of its or his property; (4) if a Member is a natural person: (a) his death; (b) the entry of an order or judgment by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate; (5) if a Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust but not merely the substitution of a new trustee; (6) if a Member is a general or limited partnership, the dissolution and commencement of winding up of the partnership; (7) if a Member is a corporation, the filing of a certificate of dissolution or its equivalent for the corporation or revocation of its charter; (8) if a Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (9) if a Member is another foreign or domestic limited liability company, the filing of articles of dissolution or termination or their equivalent for the foreign or domestic limited liability company and (10) the Member ceases to be a member of the Company for any other reason pursuant to Section 708 of the Act.

“Withdrawn Member” means a Member following the occurrence of a Withdrawal Event with respect to such Member.

The following terms not defined above are defined in the sections indicated below:

Definition	Defined
Additional Capital Shortfall	3.2(b)
Capital Account	Sec. A1, App. 1
Claims	8.2(a)
Contributing Member	3.2(b)
CPR Institute	13.2

Damages	8.2(a)
Depreciation	Sec. A1, App. 1
Designated Office	2.4
Disposing Member	11.4(b)
Disposition Notice	11.4(b)
Dispute Notice	3.10(a)
Drag-Along Notice	11.8(a)
Drag-Along Right	11.8
Expenses	14.14
FC Manager	4.1(b)
Gross Asset Value	Sec. A1, App. 1
Losses	Sec. A1, App. 1
Management Services Agreements	4.15
Noncontributing Member	3.2(b)
Non-Disposing Members	11.4(b)
Notice Period	11.4(b)
Offered Units	11.9(a)
Performance-Based Restricted Units	3.9(c)(ii)
Permitted Transfer	11.2
Peterson Managers	4.1(b)
Peterson/FC Manager	4.1(b)
Presumed Tax Liability	5.7
Proceeding	8.2(a)
Profits Interest Grant Letter	3.4(e)(i)
Profits Interest Pool	3.4(e)(i)
Profits Interest Units	3.9
Proposed Transfer	11.9(a)
Purchase Option	10.4(b)
Purchase Option Notice	10.4(c)
Redemption Date	3.9(b)
Remaining Member	11.9
Repurchase Notice	3.10(a)
Repurchase Price	3.10(a)
Restricted Member	3.4(e)(ii)
Restricted Unit	3.4(e)(ii)
Safe Harbor	3.4(v)(A.2)
Safe Harbor Election	3.4(v)(A.2)
Successor Corporation	2.9
Tag-Along Demand	11.9(c)
Tag-Along Rights	11.9(a)
Tax Advances	5.8
Tax Distribution	5.7
Time Vested Restricted Units	3.9(c)(i)
Transferring Member	11.8
Withdrawal Notice	10.4(a)
Withdrawn Member	10.4(e)

ARTICLE II

FORMATION OF THE LIMITED LIABILITY COMPANY

2.1 General.  The Company has been formed pursuant to the Act and the terms of the Original Operating Agreement, effective upon the filing of the Articles of Organization on May 22, 2008.  The Members shall execute and acknowledge any and all certificates and instruments and do all filing, recording, and other acts as may be necessary or appropriate to comply with the requirements of the Act relating to the formation, operation, and maintenance of the Company in accordance with the terms of this Agreement.

2.2 Name.  The name of the Company is “Franklin Covey Products, LLC,” and the business of the Company shall be carried on in this name with such variations and changes as the Management Board deems necessary or appropriate to comply with requirements of the jurisdiction(s) in which the Company’s operations shall be conducted.

2.3 Purposes and Powers.  The business purpose of the Company shall be to transact any lawful business as may be authorized under the Act.  Without limiting the foregoing, the purposes for which the Company is formed are (i) to operate the Business, directly or indirectly through subsidiaries, and in connection therewith to enter into the Ancillary Agreements, and (ii) such other purposes as may be approved by the Majority Vote of the Managers consistent with the Company’s Articles of Organization.

2.4 Designated Office.  The designated office of the Company (the “Designated Office”) shall be located at 2250 West Parkway Blvd., Salt Lake City, Utah 84119.  The Management Board shall be authorized to change the location of the designated office of the Company; provided, however, that such change is authorized under the Act, the Management Board provides written notice of such change to all of the Members, and the Managers deliver a statement of change to the Division.

2.5 Registered Agent; Registered Office.  The registered agent for service of process on the Company in the State of Utah is Robert Sumbot and the registered office of the Company shall be located at the same address as the Designated Office.

2.6 Term.  The term of the Company commenced on the filing of the Articles of Organization for the Company and shall not expire except in accordance with the provisions of Article XII hereof or in accordance with the Act.

2.7 Company Classification.  The Members intend that, until such time, if any, as the Company is converted to a corporation in accordance with this Agreement, the Company always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes.  The Members also intend that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code.  None of the Management Board, the Managers, or the Members may take any action inconsistent with the express intent of the parties hereto.  The Company is not a “partnership” for purposes of the Utah General and Limited Liability Partnerships (Utah Code Ann. § 48-1-1 et seq.) or the Utah

Revised Uniform Limited Partnership Act (Utah Code Ann. § 48-2a-101 et seq.) and the Members are not partners for the purposes of such provisions.

2.8 Qualification in Other Jurisdictions.  The Management Board, or any employee of the Company designated by the Management Board as an officer of the Company, shall cause the Company to be qualified or registered under foreign entity or assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business.  In connection with the foregoing, any Manager or any such officer, acting alone, may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.9 Conversion to Corporation.  The Management Board may elect to cause the Company to be converted from a limited liability company to a corporation (the “Successor Corporation”).  All of the rights, privileges, and powers of the Company and all property and assets of the Company shall remain vested in the Successor Corporation, and all debts, liabilities, and duties of the Company shall remain attached to the Successor Corporation, all as more provided by applicable Law.  Upon consummation of the conversion: (a) all Members shall be issued such class or series and amount of preferred or common stock or other securities in the Successor Corporation which reflects their relative economic interests in the Company with respect to the class or series of Equity Securities owned by them prior to the conversion and whose terms best preserve the rights, privileges, preferences, restrictions and limitations of such applicable class or series of Equity Securities as provided under this Agreement, including but, not limited to, the rights to receive those dollar amounts that would be allocated to each class or series of Equity Securities if the Company were to be liquidated in accordance with this Agreement at the time of such conversion, and (b) the Members shall enter into, and cause the Successor Corporation to enter into, a shareholders agreement with respect to the equity securities of the Successor Corporation setting forth rights and obligations of the parties equivalent to those set forth in this Agreement.  Any such shareholders agreement shall also include substantially equivalent demand and piggy back registration rights for the benefit of the Priority Members (and excluding the Members holding Class C Units) on customary terms and conditions.

2.10 Statutory Compliance.  The Members shall make all filings and disclosures required by, and shall otherwise comply with, all Laws in connection with this Agreement or the Business.  The Members shall execute, file and record in the appropriate records any assumed or fictitious name certificate required by Law to be filed or recorded in connection with the formation of the Company and shall execute, file and record such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.  Each Member shall, and shall cause its Affiliates to, cooperate reasonably with the other Member with respect to all filings that the Company or a Member is required or otherwise elects to make under Law in connection with this Agreement or the Business.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions.  As of the Effective Date, the Initial Members of the Company shall contribute property as set forth in Exhibit A to the Company in exchange for their Units.  In addition, FC shall contribute the FC Priority Contribution with respect to which FC shall not be issued any additional Units.

3.2 Additional Capital Contributions by the Members.

(a) The Management Board may, from time to time, determine that Capital Contributions in addition to the Members’ prior Capital Contributions are needed to enable the Company to conduct its business.  Upon making such a determination, notice shall be given to all Members in writing at least thirty (30) days before the date on which the Members may make such additional Capital Contributions.  The notice shall set forth the amount of additional Capital Contribution needed, the purpose for which it is needed, and the date by which the Members may contribute such additional amounts.  No Member shall be required to make an additional Capital Contribution.  However, each Member shall be given the opportunity to make such additional Capital Contribution in proportion to such Member’s Percentage Interest in relation to Units then held by all Members.  Upon payment of the additional Capital Contribution, the Company shall issue a new Class of Units to each contributing Member, each new Unit having a value as determined by the Management Board, provided, however, that the Company shall not issue any Units with superior rights to the Class A Units or the Class B Units without the written consent of a majority of the issued and outstanding Class A Units and the Class B Units, voting together as a single class and not as a separate class.  The value of the Units shall be reasonably determined by the Management Board after consultation with knowledgeable professionals based on the then current value of the Company; provided, however, that unless required by the Management Board, the Company shall not be required to obtain an appraisal of the Company.

(b) If a Member fails to make an additional Capital Contribution, which such Member has an option to make under Section 3.2(a), at the time specified in the notice (a “Noncontributing Member”), the Management Board shall, within five (5) days after said failure, notify each other Member which has made its additional Capital Contribution in full (a “Contributing Member”) in writing of the total amount of Noncontributing Member Capital Contributions not made (the “Additional Capital Shortfall”), and shall specify a number of days within which each Contributing Member may make an additional Capital Contribution, which Capital Contribution shall not be less than an amount bearing the same ratio to the amount of Additional Capital Shortfall as the Contributing Member’s Units bear to the total Units of all Contributing Members.  If the total amount of Additional Capital Shortfall is not contributed, the Management Board may use any reasonable method to provide Members the opportunity to make additional Capital Contributions until the Additional Capital Shortfall is as fully contributed as possible.

(c) Immediately before the issuance of additional Units, the Company shall adjust the Capital Accounts of the Members who own Units in the Company before the issuance of the additional Units in Section 1.704-1(b)(2)(iv)(f) of the Regulations.  Further, following the issuance of the additional Units, if necessary, the Management Board shall re-compute the Percentage Interests of the Members based on the total number of Units held by each Member after the issuance of the additional Units.

3.3 Additional Funding; Borrowing.  Before or after the expenditure or commitment of Company capital, the Management Board may, but shall not be obligated to, obtain or provide additional financing for Company activities by any method which it believes to be appropriate under the circumstances, including issuance of additional Units or borrowing funds for or loaning funds to the Company, provided, however, that the Company shall not issue any Units with superior rights to the Class A Units or the Class B Units without the written consent, respectively, of a majority of the Class A Members with respect to the Class A Units and a majority in interest of the Class B Members with respect to the Class B Units.  The Company may borrow, at the discretion of the Management Board, from banks, lending institutions, or other unrelated third parties, or from Affiliates of the Company or any Member, Manager or Officer, and may pledge Company properties or any income therefrom to secure or provide for the repayment of any such loans.  In the event the Company elects to borrow funds from one or more Members, each Priority Member shall have the right, but not the obligation, to loan to the Company his or its proportionate share of the aggregate principal amount of funds borrowed from the Member or Members, which amount shall be based upon such Member’s Percentage Interest (taking into account only the Percentage Interests of the Priority Members).

3.4 Units.

(a) General.  The total number of outstanding Units of the Company as of the Effective Date is one hundred thousand (100,000) Units.  The name and address of each Initial Member and the initial number of Units and the class of Units held by each Initial Member is set forth on Exhibit A.  Exhibit A shall reflect any additional Units issued by the Company, any Units transferred in accordance with this Agreement, and any Person admitted as a Member.  Members or Unit Holders who change their addresses following the issuance of Units shall advise the Company of any such change of address.  Any reference to Exhibit A in this Agreement means Exhibit A as amended to reflect any changes in the information specified herein.  The Managers shall be authorized, but not obligated, to issue certificates reflecting the number of Units held by each Member of the Company.

(b) Class A Units. There shall be a class of Units that shall be designated as “Class A Units” that shall have the respective voting and economic rights set forth in this Agreement, including the right to receive distributions pursuant to Section 5.1(c), Section 12.2(d), and Section 12.2(e).  As of the date hereof, the Company has issued and outstanding 64,357.73 Class A Units, the number of which are held by certain Members in exchange for a cash Capital Contribution as follows:

No. of Class A Units	Member	Capital Contributions
60,804.49	Peterson	$6,845,000
1,776.61	Sarah Merz	$200,000
888.31	Rick Wooden	$100,000
222.08	Gordon Wilson	$25,000
222.08	Jeff Anderson	$25,000

222.08	Bob Sumbot	$25,000
222.08	Kent Frogley	$25,000

(c) Class B Units. There shall be a class of Units that shall be designated as “Class B Units” that shall have the respective voting and economic rights set forth in this Agreement, including the right to receive distributions pursuant to Section 12.2(f).  As of the date hereof, the Company has issued and outstanding 15,600 Class B Units held by FC in exchange for a Capital Contribution in the amount of $1,755,000 by FC.

(d) Additional Units. Subject to the other terms and conditions of this Agreement, including Section 3.2 of this Agreement, the Management Board may from time to time by its Majority Vote cause the Company to issue Additional Units to existing Members or new Members, provided, however, that the Company shall not issue any Additional Units with superior rights to the Class A Units or the Class B Units without the written consent of a majority of the issued and outstanding Class A Units and the Class B Units, voting together as a single class and not as a separate class.

(e) Class C Units/Profits Interest Pool.

i. The Company is authorized to issue up to 20,000 profits interest units (“Profits Interest Units”) in the form of Class C Units (the “Profits Interest Pool”), of which 18,400 shall be issued as of the Effective Date to the individuals identified in Exhibit A, and 1,600 of which shall be issued after the Effective Date.  The Profits Interest Units in the Profits Interest Pool shall be issued pursuant to a profits interest grant letter in substantially the form attached hereto as Exhibit B (with such modifications as the Management Board may determine, the “Profits Interest Grant Letter”).  The Company intends that the Profits Interest Units be treated as “profits interests” under Revenue Procedure 93-27, 1993-2 CB 343, and, if applicable, Revenue Procedure 2001-43, 2001-2 CB 191, or any similar provisions of any future IRS guidance or applicable law, including Treasury Regulations under Code §83.

ii. Each Member who receives Profits Interest Units (each such Member, a “Restricted Member” and such Profits Interest Units, the “Restricted Units”) is willing to subject the Restricted Units to the terms and conditions of this Agreement, including Section 3.9 and Section 3.10 and the Profits Interest Grant Letter.

iii. Unless otherwise set forth in this Agreement or the Profits Interest Grant Letter, each holder of Profits Interest Units shall be treated as a Member and shall be subject to all of the rights and obligations of a Member under this Agreement.  Without limiting the generality of the foregoing, the holder of a Profits Interest Unit shall be entitled to receive all allocations of Profits and Loss with respect to any holder of Profits Interest Units pursuant to this Agreement, and shall be entitled to all distributions with respect to any holder of Profits Interest Units in accordance with this Agreement, until such time as such holder of Profits Interest Units ceases to be a Member pursuant to this Agreement.

iv. The Company shall adjust the Capital Accounts of all Members effective immediately before any issuance of Profits Interest Units contemplated in this Section 3.4(e) pursuant to Treas. Reg. §1.704-1(b)(iv)(f) to reflect the fair market value of the Company’s assets at the time of such adjustment.  In addition, following the issuance of Profits Interest Units, if necessary, the Management Board shall re-compute the Percentage Interests of the Members based on the total number of Units held by each Member after the issuance of such additional Units.

v. The IRS has issued proposed Treasury Regulations Section 1.83-3(l) providing that subject to such additional conditions, rules, and procedures that the IRS may prescribe, a partnership and all of its partners may elect a safe harbor under which the fair market value of a partnership interest that is transferred in connection with the performance of services will be treated as being equal to the liquidation value of that interest (the “Safe Harbor”).  Such proposed Treasury Regulations may become effective on the date the final Treasury Regulations are published in the federal register.  Each Member, by executing this Agreement, hereby agrees to the following:

A.1 The Company and each Member shall report the fair market value of each Profits Interest Unit that is transferred in connection with the performance of services as being equal to the liquidation value of that interest.

A.2 The Company is authorized and directed to elect the Safe Harbor, in accordance with proposed Treasury Regulations Section 1.83-3(l) and the proposed revenue procedure thereunder (once such regulations and revenue procedure become effective and, in such case, immediately before issuing any Profits Interest Units) (the “Safe Harbor Election”), provided that if the final Treasury Regulations issued pursuant to Section 1.83-3(l) and the proposed revenue procedure thereunder are different in any material way than the current proposed regulations, then the Management Board shall determine whether to make such election.

A.3 The Company and each Member (including any Person to whom a Profits Interest Unit is transferred in connection with the performance of services) agree to comply with all requirements of the Safe Harbor Election with respect to all Profits Interest Units transferred in connection with the performance of services while the Safe Harbor Election remains in effect, including the requirement that all relevant U.S. federal income tax items be reported consistently with the Safe Harbor Election as in effect at the time of the election.

A.4 The effective date of the Safe Harbor Election shall be the earliest date that a Profits Interest Unit is issued by the Company after such election is permitted under the applicable regulations and revenue procedure, once effective, and the Safe Harbor Election shall continue to apply until such time (if ever) as the Board agree, and cause the Company, to terminate the Safe Harbor Election.

A.5 To the extent required under then-applicable law, the Tax Matters Partner, at the discretion of the Management Board, shall cause the Company to file all such forms and documents that are required to have the Safe Harbor Election apply irrevocably with respect to all Profits Interest Units transferred in connection with the performance of services while the Safe Harbor Election is in effect.

A.6 The Company shall comply with any applicable record keeping requirements for the Safe Harbor Election, and the Company and the Members shall take all other actions, if any, required to comply with the requirements of such Safe Harbor Election as ultimately promulgated, to the extent practicable.

A.7 The Members authorize the Management Board to amend this Agreement, in a manner reasonably determined by the Board to be necessary to meet the requirements of the final Treasury Regulations, provided, however, that no amendment pursuant to this Section 3.4(e)(v) shall be effective if such amendment adversely affects the economic interest of Units held by any Member.  For purposes of the preceding sentence, the reduction in or minimization of a compensation deduction of the Company as a result of such amendment will not be treated as adversely affecting the economic interest of Units held by any Member.

vi. Each Member acknowledges that any applicable transfer restrictions under this Agreement with respect to certain Restricted Members may result in adverse tax consequences to such Members that may be avoided or mitigated by filing an election under Code §83(b).  Such election must be filed within the timing requirements of Code §83(b), which generally requires that such election be made within 30 days from the issuance of the Profits Interest Units subject to the transfer restrictions.  Each Member receiving any Profits Interest Unit(s) acknowledges and agrees (i) that a Code Section 83(b) election shall be timely made by such Person, and (ii) that the making of such election is such Person’s sole responsibility, and not the Company’s, even if such Person requests the Company or its representatives to make this filing on such Person’s behalf.

vii. This Section 3.4(e) shall constitute a written compensation plan and agreement within the meaning of Rule 701 under the Securities Act and under Utah law with respect to the issuance of Profits Interest Units.

3.5 Use of Capital Contributions.  All Capital Contributions shall be expended only in furtherance of the business purpose of the Company as set forth in Section 2.3 hereof.

3.6 No Unauthorized Withdrawals of Capital Contributions.  No Member or Unit Holder shall have the right to withdraw or to be repaid any of such Member or Unit Holder’s Capital Contributions, except as specifically provided in this Agreement.

3.7 Return of Capital.  Except as otherwise provided in this Agreement, no Member or Unit Holder shall be entitled to the return of the Member or the Unit Holder’s Capital Contributions to the Company.

3.8 Third Party Rights.  Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, nor will any creditor of the Company be entitled to require the Management Board to solicit or demand Capital Contributions from any Member.

3.9 Automatic Redemption.

(a) Each Restricted Member is willing to subject his Restricted Units to the automatic redemption provisions of this Section 3.9.

(b) In the event that a Restricted Member voluntarily terminates his services to the Company or the Company terminates such Restricted Member’s services to the Company for any or no reason, with or without Cause, the Restricted Units held by such Restricted Member shall, upon the date of such termination (the “Redemption Date”), be automatically redeemed by the Company for no consideration (other than any Tax Distribution to which such Restricted Member is entitled with respect to the Restricted Units in accordance with Section 5.7 following the allocation of Profits and Losses through the Redemption Date). Upon the automatic redemption of any Restricted Units, the Company shall become the legal and beneficial owner of the Restricted Units so redeemed and all rights and interest therein or related thereto without further action by the Restricted Member.

(c) The Restricted Units shall be released from automatic redemption pursuant to Section 3.9(b) in the following manner:

i. One third (1/3rd) of the Restricted Units shall be considered “Time Vested Restricted Units”.  One third (1/3rd) of the Time Vested Restricted Units shall be automatically released from automatic redemption pursuant to Section 3.9(b), and shall no longer be treated as Restricted Units for purposes of this Section 3.9, on each of the first three annual anniversaries of the date of the grant of such Profits Interest Units.

ii. Two thirds (2/3rd) of the Restricted Units shall be considered “Performance-Based Restricted Units”.

A.1 All of the Performance-Based Restricted Units shall be released from automatic redemption pursuant to Section 3.9(b), and shall no longer be treated as Restricted Units for purposes of this Section 3.9, if (x) the Company’s average 12-month EBITDA for the 24 months preceding a Liquidity Event is above $19 million; and (y) the Company’s 12-month EBITDA for the second 12 months preceding a Liquidity Event is at least 95% of the 12-month EBITDA for the first 12 months preceding the Liquidity Event.

A.2 Only three fourths (3/4th) of the Performance-Based Restricted Units shall be released from automatic redemption pursuant to Section 3.9(b), and shall no longer be treated as Restricted Units for purposes of this Section 3.9, if (x) the Company’s average 12-month EBITDA for the 24 months preceding a Liquidity Event is above $18 million and up to $19 million; and (y) the Company’s 12-month EBITDA for the second 12 months preceding a Liquidity Event is at least 95% of the 12-month EBITDA for the first 12 months preceding the Liquidity Event.

A.3 Only one half (1/2) of the Performance-Based Restricted Units shall be released from automatic redemption pursuant to Section 3.9(b), and shall no longer be treated as Restricted Units for purposes of this Section 3.9, if (x) the Company’s average 12-month EBITDA for the 24 months preceding a Liquidity Event is above $14 million and up to $18 million; and (y) the Company’s 12-month EBITDA for the second 12 months preceding a Liquidity Event is at least 95% of the 12-month EBITDA for the first 12 months preceding the Liquidity Event.

A.4 Only one fourth (1/4th) of the Performance-Based Restricted Units shall be released from automatic redemption pursuant to Section 3.9(b), and shall no longer be treated as Restricted Units for purposes of this Section 3.9, if (x) the Company’s average 12-month EBITDA for the 24 months preceding a Liquidity Event is above $13 million and up to $14 million; and (y) the Company’s 12-month EBITDA for the second 12 months preceding a Liquidity Event is at least 95% of the 12-month EBITDA for the first 12 months preceding the Liquidity Event.

A.5 None of the Performance-Based Restricted Units shall be released from automatic redemption pursuant to Section 3.9(b) if he Company’s average 12-month EBITDA for the 24 months preceding a Liquidity Event is $13 million or less.

A.6 If the Company sells or otherwise divests a portion of the Business, then “average 12-month EBITDA” and the “12-month EBITDA” used to determine the percentage of the Performance-Based Restricted Units that shall be released under Section 3.9(b) shall be automatically adjusted downwards based on the same Reset Ratio as used in Section 6.1(a) of the Master License Agreement.

Any Restricted Units released from the automatic redemption provisions of this Section 3.9 shall continue to be subject to the other restrictions on transfer and the other provisions set forth in this Agreement.

(d) In the event of a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property that by reason of such transaction are distributed with respect to any Restricted Units or into which such Restricted Units thereby become convertible shall immediately be subject to the provisions of this Section 3.9.  Appropriate adjustments to reflect the distribution of such securities or property shall be made to the Restricted Units.

(e) Upon the automatic redemption of any Restricted Units pursuant to the provisions of this Section 3.9, the Restricted Member shall no longer have any rights as a holder of the Restricted Units so redeemed and Exhibit A shall be restated to reflect the Restricted Units, if any, held by such Restricted Member.

3.10 Company Repurchase Right.

(a) Termination without Cause or Voluntary Termination by the Restricted Member.  In the event that the Company terminates a Restricted Member’s services to the Company without Cause or a Restricted Member voluntarily terminates his services to the Company, the Company shall have the right to repurchase such Restricted Member’s Restricted Units that are not subject to the automatic redemption set forth above in Section 3.9 for a period of 270 days following such termination upon at least ten (10) days prior written notice to such Restricted Member (the “Repurchase Notice”).  Subject to Article 3.10(b), the repurchase price for such Restricted Units shall be a cash amount equal to the fair market value (as determined by the Company’s Management Board) of such Restricted Units, taking into account discounts for lack of marketability and lack of control, to the extent applicable (the “Repurchase Price”). The Repurchase Notice shall include the proposed Repurchase Price.  If the Restricted Member disputes the proposed Repurchase Price, such Restricted Member shall deliver written notice of such dispute to the Company within twenty (20) days of receipt of the Repurchase Notice (the “Dispute Notice”). If such Restricted Member fails to deliver a Dispute Notice to the Company within such 20-day period, such Restricted Member shall be deemed to have agreed with and shall be bound by the Repurchase Price proposed in the Repurchase Notice. If such Restricted Member delivers a Dispute Notice to the Company within such 20-day period, the Company and such Restricted Member shall select a reputable valuation firm to determine the fair market value of such Restricted Units.  In the event that the Company and such Restricted Member do not agree upon a valuation firm within sixty (60) days of the date the Company delivered the Repurchase Notice to such Restricted Member, the Company and such Restricted Member shall each select a reputable valuation firm and instruct the valuation firms to select a third reputable valuation firm. The fair market value of such Restricted Units shall then be determined by such third valuation firm. The fees and costs of the valuation firms engaged pursuant to this Article 3.9 shall be borne equally between the Company and such Restricted Member.

(b) Termination for Cause.  Notwithstanding anything herein to the contrary, in the event that the Company terminates a Restricted Member’s services to the Company for Cause, all of such Restricted Member’s Restricted Units, including those Restricted Units previously released from automatic redemption pursuant to Section 3.9(c), shall, upon the date of such termination, be automatically redeemed by the Company for no consideration (other than any Tax Distribution to which such Restricted Member is entitled with respect to the Restricted Units in accordance with Section 5.7 following the allocation of Profits and Losses through the Redemption Date). Upon the redemption of any Restricted Units, the Company shall become the legal and beneficial owner of such Restricted Units so redeemed and all rights and interest therein or related thereto without further action by the Restricted Member.

3.11 Purchase of Assets by the Company.  Effective as of the Closing, in exchange for cash in the amount of $32,000,000 (as adjusted pursuant to Section 2.10 of the Asset Purchase Agreement) and the assumption of the Assumed Liabilities, the Company shall purchase from the Selling Companies the Acquired Assets.  The cash that is to be used to purchase the Acquired Assets may include funds borrowed by the Company, as described in the Purchase Agreement, and the parties agree that they shall not apply Treasury Regulation section 1.707-5(b)(1) or 1.707-4(d) to reduce the portion of the assets treated as sold to the Company for the consideration identified in this 3.11.

3.12 The FC Preferred Return and the FC Priority Contribution.  As of the Effective Date, FC shall contribute the FC Priority Contribution with respect to which FC shall not be issued any additional Units, but with respect to which FC shall be entitled to the FC Preferred Return and the FC Priority Contribution in accordance with Section 5.1(a), Section 5.1(b) and Section 12.2(c), provided, however, that the Company may, with unanimous consent of the Management Board, determine to make a distribution of part or all of the FC Preferred Return or the FC Priority Contribution before the dissolution and liquidation of the Company.

ARTICLE IV

MANAGEMENT

4.1 Management by Management Board.

(a) The Managers shall collectively comprise the Management Board.  The Management Board shall function substantially the same manner as a board of directors of a Utah corporation.  In addition to those actions set forth in Section 4.2 and otherwise in this Agreement, all actions by the Company that would require board of directors or stockholder approval or for which it would be customary, using good corporate practice, to obtain board of director or stockholder approval if the Company were a Utah corporation shall require Management Board approval.

(b) The number of Managers to serve on the Management Board shall be five (5) and may be increased from time to time by the Management Board by Majority Vote.  The initial members of the Management Board are:  (i) three individuals appointed by Peterson (or Peterson’s transferee in the event of a Transfer of Units by Peterson) (the “Peterson Managers”), who shall initially be (A) JORDAN CLEMENTS, (B) JAMES B. NELSON, and (C) a Manager to be appointed by Peterson; (ii) one individual appointed by FC (the “FC Manager”), who shall initially be ROBERT A. WHITMAN; and (iii) one individual appointed by the unanimous consent of the Peterson Managers and the FC Manager (the “Peterson/FC Manager”), who shall initially be SARAH MERZ.

(c) Robert A. Whitman shall serve as the Chairman of the Management Board and serve in that capacity for a minimum of three (3) years unless earlier (A) he resigns as the FC Manager; (B) he is removed for Cause; (C) he is no longer the Chief Executive Officer of Franklin Covey Co., a Utah corporation; or (D) the Percentage Interest held by FC (or an Affiliate of FC) is 50% or less than the Percentage Interest held by FC as of the Effective Date.  If Mr. Whitman’s service as the FC Manager and the Chairman terminates for any reason prior to the termination of such three-year period, then, as long as the Percentage Interest held by FC (or an Affiliate of FC) is greater than 50% of the Percentage Interest held by FC as of the Effective Date, the person who replaces Mr. Whitman as the FC Manager shall serve as the Chairman of the Management Board and serve in that capacity until the expiration of such three-year period.  Any successor Chairman thereafter shall be appointed by the Management Board and shall serve in that capacity until his successor shall have been appointed by the Management Board or until his earlier resignation.

(d) Each Manager shall sign a counterpart to this Agreement in his capacity as a Manager.

(e) Each Manager shall hold office until his successor shall have been appointed or until his earlier resignation.

(f) The Management Board may hold regular meetings at a time and place determined by the Management Board.  Any Manager may call a special meeting of the Management Board by giving at least forty-eight (48) hours notice of the special meeting and the time, place, and purpose for such meeting.  Managers may waive the forty eight (48)-hour notice requirement by attending the meeting or by waiving the notice requirement in writing.  Any Manager may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all Managers participating may simultaneously hear each other during the meeting, in which case, any required notice of the meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof.  A Manager participating in a meeting by this means is deemed to be present in person at this meeting.  At any meeting of the Management Board, a Quorum of the Managers must exist in order to transact business at such meeting.

(g) Unless otherwise required by the Act or otherwise specified in this Agreement, any and all actions taken by the Management Board shall require the approval of at least a Majority Vote of the Managers.  Any action which may be taken by the Management Board at a special or regularly scheduled meeting may be taken without a meeting if the Managers then in office unanimously consent to the action in writing.  The Managers may not vote by proxy.

4.2 Authority of Officers.  The business and affairs of the Company shall be managed by its Officers.  Subject to Section 4.1, the Management Board hereby delegates to the Officers full, exclusive, and complete discretion, power, and authority, to manage, control, administer, and operate the day-to-day business and affairs of the Company for the purposes herein stated.  The Officers have full and complete authority, power and discretion to make any and all decisions affecting such day-to-day business and affairs, and to do any and all things that the Officers shall deem to be necessary or appropriate to accomplish the business objectives of the Company, except as otherwise (i) provided in this Agreement, (ii) specifically required by the non-waivable provisions of the Act, (iii) directed by the Management Board; or (iv) provided in this Section 4.2.  Notwithstanding anything to the contrary in this Agreement, the following actions shall require the consent of the Management Board:

(a) acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible in excess of $500,000;

(b) construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property in excess of $250,000;

(c) sell, dispose, trade, or exchange Company assets in the ordinary course of the Company’s business in excess of $250,000;

(d) sell, dispose, trade, or exchange any of the Company subsidiaries;

(e) enter into agreements and contracts and to give receipts, releases, and discharges for products and/or services in excess of $1,000,000;

(f) purchase liability and other insurance to protect the Company’s properties and business;

(g) borrow money in excess of $250,000 for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company;

(h) execute or modify leases, with respect to any part of all of the assets of the Company, in excess of $250,000;

(i) increase, modify, accelerate, refinance or extend any existing loan or existing indebtedness of the Company;

(j) pledge, mortgage, grant a security interest in or encumber or otherwise encumber any asset or property of the Company other than in the ordinary course of business;

(k) prepay, in whole or in part, refinance, amend, modify, or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages or deeds of trust;

(l) invest and reinvest Company reserves in anything other than short-term instruments or money market funds;

(m) take any action which would make it impossible to carry on the ordinary business or accomplish the purposes of the Company, except as otherwise provided in this Agreement;

(n) take any action which would cause the termination of the Company for federal income tax purposes or the dissolution of the Company under the Act or this Agreement or cause the Company to be classified as an “association” taxable as a corporation under the Code;

(o) change or reorganize the Company into any other legal form;

(p) amend or terminate any agreement or arrangement that was required to be approved by the consent of the Management Board at the time such agreement or arrangement was entered into;

(q) authorize or approve the sale, transfer, assignment, exchange or other disposition of all or substantially all of the assets of the Company;

(r) initiate any lawsuit or other judicial proceeding or arbitration in the name of the Company;

(s) commence bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its subsidiaries;

(t) lend any money to a Member, Manager or Officer or a Affiliate thereof;

(u) confess a judgment against the Company or settle any proceeding brought against the Company in an amount in excess of $250,000;

(v) change the nature of the business of the Company or enter into any business other than or in addition to that contemplated by this Agreement;

(w) make any investment in an entity (other than in short-term temporary investments of working capital);

(x) cause the formation of any entity to be owned or controlled by the Company;

(y) authorize or approve the merger, consolidation or other combination of the Company with or into another entity;

(z) convert the Company into a corporation or otherwise change the form of the entity in which the Company does business;

(aa) issue any additional Units or Equity Securities of the Company;

(bb) make a distribution of the FC Preferred Return or the FC Priority Contribution except as set forth in Section 5.1(a) and Section 5.1(b) before the dissolution and liquidation of the Company in accordance with Section 12.2, which action shall require the unanimous consent of the Management Board;

(cc) enter into any agreement, arrangement or understanding, written or oral, to do any of the foregoing; or

(dd) take actions which, pursuant to this Agreement, specifically require action by, or the consent of, the Management Board.

4.3 Independent Activities.  Except to the extent otherwise provided in this Article IV and the Act, (i) a Member, a Manager, or any Affiliate of a Member or Manager may engage in whatever activities such Person chooses without having or incurring any obligation to offer any interest in such activities to the Company or to any other Member or Manager; and (ii) neither this Agreement nor any obligation undertaken pursuant hereto shall prevent a Member, a Manager, or any Affiliate of a Member or Manager from engaging in such activities, or require a Member, Manager, or any Affiliate of a Member or Manager to permit the Company or any other Member or Manager to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by the Members and the Managers and the admission of each Member, each Member and each Manager hereby waives, relinquishes, and renounces any such right or claim of participation.

4.4 Fiduciary Responsibilities.  Notwithstanding Section 4.3, each Manager and Member shall, in all events, account to the Company and to the Members for any benefit, and hold, as trustee for the Company and the Members, any benefit or profits derived by such Manager or Member without the prior consent of the Members, by Majority Vote, from any transaction connected with the formation, conduct or liquidation and winding up of the Company or from any use by such Manager or Member of Company property, including, but not limited to, confidential or proprietary information of the Company or other matters entrusted to such Person in his or its capacity as a Manager or a Member, and such duty extends to the personal representatives of any deceased Manager or Member involved in the liquidation and winding up of the Company.  All management, investments, accountings, and distributions shall be conducted by the Managers or Members, as the case may be, subject to good faith and fiduciary responsibility.  However, no Manager or Member shall be liable for any loss or depreciation in the value of the Company or any of its assets or business occurring by reason of error of judgment in making any sale, any investment or reinvestment, or any management, investment or business decision whatsoever, provided such loss or depreciation in value has not occurred through the Disabling Conduct of such Manager or Member.  Good faith and fiduciary responsibility shall be required of the Managers and Members.

4.5 Permitted Transactions.  Except as otherwise provided in this Article IV including, but not limited, to Section 4.4, the fact that any Manager or Member, or any Affiliate of a Manager or a Member, or any employee, partner, officer, or officer of either an Manager or Member or an Affiliate of a Manager or Member, is employed by, or is directly or indirectly interested in or connected with, any person employed by the Company or any Affiliate of the Company to render or perform a service, or from or through whom the Company or any Affiliate of the Company may make any sale or purchase, or from whom the Company or any Affiliate of the Company may borrow, shall not prohibit the Company or any Affiliate of the Company from engaging in any transaction with such person, or create any duty of legal justification additional to that which would exist if such person were not so related to the Company, and neither the Company nor any other Manager or Member shall have any right in or to any benefits derived from such transaction by such Manager or Member or Person.

4.6 Time and Attention Required of Managers or Members.  The parties understand that the Managers and Members may have other business activities that take a substantial portion of their time and attention.  Accordingly, the Managers and Members are required to devote to the business of the Company only the time and attention that they in their sole discretion shall deem necessary.

4.7 No Guaranty of Return of Capital or Distribution of Cash.  The Company does not in any way guarantee the return of the Members’ capital contributions or the realization of a profit from their investment in the Company.  There is no guarantee of the distribution of any particular amount of cash to Members at any particular time.

4.8 Prohibited Acts.  The Officers and Managers shall not knowingly perform any act that contravenes the provisions of this Agreement.

4.9 Reliance Upon Actions by the Managers.  Any Person dealing with the Company may rely without any duty of inquiry upon any action taken by the Managers on behalf of the Company.  Any and all deeds, bills of sale, assignments, mortgages, deeds of trust, security agreements, promissory notes, leases, and other contracts, agreements or instruments executed by at least two (2) Managers on behalf of the Company pursuant to the requirements of this Agreement, shall be binding upon the Company, and all Members agree that a copy of this provision may be shown to the appropriate parties in order to confirm the same.  Without limiting the generality of the foregoing, any Person dealing with the Company may rely upon a certificate or written statement signed by at least two (2) Managers as to:

(a) The identity of any Manager, Officer or Member;

(b) The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Managers or that are in any other manner germane to the affairs of the Company;

(c) The Persons who are authorized to execute and deliver any instrument or documents on behalf of the Company; or

(d) Any act or failure to act by the Company on any other matter whatsoever involving the Company or any Member.

4.10 Officers.  The Company may have such officers as are appointed from time to time by the Management Board (each, an “Officer”).  Without limiting the generality of the foregoing, the Company may have a Chairman, a President, a Chief Executive Officer, and a Chief Financial Officer, each of whom shall, unless otherwise directed by the Management Board, have the powers normally associated with such officers of a Utah corporation, provided the Chairman shall preside at all meetings of the Management Board.  Any number of offices may be held by the same person, as the Management Board may determine.  Sarah Merz shall serve as the initial President and Chief Executive Officer, and Robert Sumbot shall serve as the initial Chief Financial Officer.  In addition, Robert A. Whitman or his successor as the FC Manager shall serve as the Chairman of the Management Board for a minimum of three (3) years as more specifically set forth in Section 4.1(c).  Unless otherwise provided in this Agreement regarding the appointment of any Officer, each Officer shall be chosen for a term which shall continue until such Officer’s successor shall have been chosen and qualified or such Officer’s earlier resignation or removal by a Majority Vote of the Management Board.

4.11 Resignation.  A Manager may resign at any time by delivering written notice to the Management Board.  The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  Such resignation shall not affect the Manager’s rights and liabilities as a Member, if applicable, except to the extent otherwise specifically provided in this Agreement.

4.12 Removal.  A Manager may be removed for Cause by the Company upon a determination that Cause exists.  Further, (i) the Peterson Managers may be removed with or without Cause by Peterson, (ii) the FC Manager may be removed with or without Cause by FC, and (iii) the Peterson/FC Manager may be removed with the unanimous consent of the Peterson Managers and the FC Manager.

4.13 Vacancies.  Any vacancy occurring for any reason in the office of (i) the Peterson Managers may be filled by Peterson, (ii) the FC Manager may be filled by FC, and (iii) the Peterson/FC Manager may be filled with the unanimous consent of the Peterson Managers and the FC Manager.

4.14 Manager Compensation.  Peterson and FC shall be compensated for making their employees available to the Company to serve as Managers.  Further, the Managers shall be reimbursed for expenses reasonably incurred in carrying out such role.  The total management fee payable to Peterson and FC shall be $125,000, which shall be paid (i) $101,250 to Peterson, and

(ii) $23,750 to FC.  In addition, the Peterson/FC Manager shall be entitled to compensation as reasonably determined by the Management Board in the event that such Peterson/FC Manager is not an employee of the Company.  Each Manager who is an employee of the Company shall be compensated only in accordance with an employment agreement with the Company containing terms and conditions acceptable to such Manager and a Majority Vote of the Managers.

ARTICLE V

PAYMENTS AND DISTRIBUTIONS

5.1 Distributions of Net Available Cash Flow.  Except as provided in Article XII in connection with the dissolution of the Company, after any Tax Distributions to be made pursuant to Section 5.7, Net Available Cash Flow shall be distributed on a quarterly basis, or more frequently as determined by a Majority Vote of the Management Board, to the Members in the following order and priority:

(a) First, to FC an amount equal to the FC Preferred Return until FC has received cumulative distributions pursuant to this Section 5.1(a) equal to the FC Preferred Return;

(b) Second, to FC an amount equal to the FC Unreturned Priority Contribution until FC has received cumulative distributions pursuant to this Section 5.1(b) equal to the FC Priority Contribution;

(c) Third, to the Class A Members in proportion to each Class A Member’s unpaid Class A Preferred Return, until each Class A Member has received cumulative distributions pursuant to this Section 5.1(c) equal to such Class A Member’s Class A Preferred Return;

(d) Fourth, to the Class A Members, pro rata based on the Class A Unreturned Contribution Balance of each Class A Member, an amount equal to the Class A Unreturned Contribution Balance;

(e) Fifth, to the Class B Member, an amount equal to the Class B Unreturned Contribution Balance; and

(f) Thereafter, to the Members in proportion to their respective Percentage Interests.

5.2 Distributions in Kind.  The Company, at the discretion of and by the Majority Vote of the Management Board, may make distributions in kind.  All Members must accept distributions in kind.  At the time of any distribution in kind, the Gross Asset Value of the Company’s assets will be adjusted pursuant to Appendix 1.

5.3 Distributions in Liquidation.  Following the dissolution of the Company and the commencement of winding up and the liquidation of its assets, distributions to the Members shall be governed by Section 12.2.

5.4 Amounts Withheld.  All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member(s) for all purposes of this Agreement.

5.5 State Law Limitation on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of such Member’s Units if such distribution would violate the Act or other applicable law.

5.6 Liability For Repayment of Distributions.  The Members acknowledge and agree that pursuant to Section 1006 of the Act, a member of a limited liability company who receives a distribution from a limited liability company by mistake or in violation of the articles of organization, the operating agreement or the Act, is liable for a period of five (5) years following such distribution to return the wrongful distribution to the limited liability company if an action to recover such distribution is commenced prior to the expiration of such five (5)-year period, and an adjudication of liability is made against such member in such action.  The Management Board does not intend to make a distribution of Net Available Cash Flow to the Members if any such distribution would be required to be returned by the Members in accordance with the foregoing.  However, there may be circumstances in which claims of creditors might have been unanticipated or the extent of such claims may have been difficult to calculate and, accordingly, the Members are aware that there may be circumstances in which distributions from the Company may be required to be repaid to the Company by the distributee Members.

5.7 Tax Distributions.

(a) For each Fiscal Year, the Company will during such Fiscal Year use its reasonable efforts to distribute to each Member, with respect to such Fiscal Year, a distribution in an amount equal to such Member’s Presumed Tax Liability for such Fiscal Year (a “Tax Distribution”), which Tax Distribution will be offset by the amount of Tax Advances for such Member for such Fiscal Year, as provided in Section 5.8.  Such Tax Distributions shall be made to the Members on a quarterly basis in the manner set forth in Section 5.7(c).

(b) For purposes of this Section 5.7, “Presumed Tax Liability” for any Member for a Fiscal Year shall mean an amount equal to the product of (i) the amount of taxable income (including any items required to be separately stated under Section 703 of the Code and taking into account any allocations under Section 704(c)) allocated to such Member for that Fiscal Year, and (ii) the combined effective federal and state income tax rate, adjusted for the federal deduction for state income taxes, applicable during a Fiscal Year for computing regular ordinary income tax liabilities (without reference to minimum taxes, alternative minimum taxes, or income tax surcharges) of a natural person residing in Utah in the highest bracket of taxable income.

(c) The Company shall reasonably estimate the Presumed Tax Liability of each Member with respect to each quarter of the applicable Fiscal Year, and shall make a Tax Distribution to each Member no less than ten (10) days prior to the quarterly federal estimated income tax payment due dates for individual taxpayers.

(d) The amount to be distributed to a Member as a Tax Distribution pursuant to this Section 5.7 shall be computed as if any distributions made pursuant to Section 5.1(f) during such quarter were a Tax Distribution in respect of such quarter.  Further, any Tax Distribution made pursuant to this Section 5.7 shall be considered an advance against the next distribution(s) payable to the applicable Member pursuant to Section 5.1(f) and Section 12.2, and shall reduce such distribution(s) on a dollar-for-dollar basis.

5.8 Withholding and Tax Advances.  To the extent the Company is required by any Laws of any Taxing Jurisdiction to withhold or to make tax payments on behalf of or with respect to a Member (e.g., (i) backup withholding, (ii) withholding with respect to Members who are neither citizens nor residents of the United States, or (iii) withholding with respect to Members who are not residents of any state requiring withholding) (“Tax Advances”), the Company may withhold such amounts and make such tax payments to the appropriate taxing jurisdiction as may be required.  Further, all amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or Members and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Member or any Person owning an interest, directly or indirectly, in such Member shall be treated as an advance to the Member and shall be credited against the Tax Distribution such Member would otherwise receive for the applicable period pursuant to Section 5.7.  The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law and shall allocate any such amounts to the Members with respect to which such amount was withheld.  If the amount of the Tax Advances with respect to any Fiscal Year payable to the Member are not sufficient to offset the Tax Advances with respect to such Fiscal Year, then the Company shall reduce the amount of any other distributions payable to the Member or, at the discretion of the Managers, require the Member to immediately repay the Company any remaining balance until the Tax Advances amount is repaid by the Member.

5.9 Inclusion of Unit Holder.  Except as otherwise provided herein, the term “Member” for purposes of this Article V shall include a Unit Holder.

ARTICLE VI

ALLOCATION OF PROFITS AND LOSSES

6.1 Profit Allocations.  After making any special allocations required under Appendix 1, Profits for each Fiscal Year (and each item of income and gain entering into the computation thereof) shall be allocated among the Members (and credited to their respective Capital Accounts) in the following order and priority:

(a) First, to FC until the cumulative Profits allocated pursuant to this Section 6.1(a) are equal to the cumulative Losses, if any, previously allocated to FC pursuant to Section 6.2(f) for all prior periods;

(b) Second, to FC until the cumulative Profits allocated pursuant to this

Section 6.1(b) are equal to the cumulative Losses, if any, previously allocated to FC pursuant to Section 6.2(e) for all prior periods;

(c) Third, to FC, an amount equal to the cumulative accrued FC Preferred Return for the current taxable year and all prior taxable years until the cumulative Profits allocated pursuant to this Section 6.1(c) are equal to the cumulative accrued FC Preferred Return for the current taxable year and all prior taxable years;

(d) Fourth, to the Class A Members, pro rata based on the amount of Losses being offset, until the cumulative Profits allocated pursuant to this Section 6.1(d) are equal to the cumulative Losses, if any, previously allocated to the Class A Members pursuant to Section 6.2(d) for all prior periods;

(e) Fifth, to the Class A Members, pro rata based on the accrued Class A Preferred Return of the Class A Members, an amount equal to the cumulative accrued Class A Preferred Return for the current taxable year and all prior taxable years;

(f) Sixth, to each Class A Members, pro rata based on the amount of Losses being offset, until the cumulative Profits allocated pursuant to this Section 6.1(f) are equal to the cumulative Losses, if any, previously allocated to the Class A Members pursuant to Section 6.2(c) for all prior periods;

(g) Seventh, to the Class B Members, until the cumulative Profits allocated pursuant to this Section 6.1(g) are equal to the cumulative Losses, if any, previously allocated to the Members pursuant to Section 6.2(b) for all prior periods;

(h) Eighth, to the Members, pro rata based on the amount of Losses being offset, until the cumulative Profits allocated pursuant to this Section 6.1(h) are equal to the cumulative Losses, if any, previously allocated to the Members pursuant to Section 6.2(h) for all prior periods in proportion to the Members’ respective shares of the Losses being offset;

(i) Ninth, to the Members, pro rata based on the amount of Losses being offset, until the cumulative Profits allocated pursuant to this Section 6.1(i) are equal to the cumulative Losses, if any, previously allocated to the Members pursuant to Section 6.2(g) for all prior periods; and

(j) Tenth, to the Members in accordance with their Percentage Interests.

6.2 Loss Allocations.  After making any special allocations required under Appendix 1, Losses for each fiscal year (and each item of loss and deduction entering into the computation thereof) shall be allocated among the Members (and charged to their respective Capital Accounts) in the following order and priority:

(a) First, to the Members, pro rata based on the amount of Profits being offset, until the cumulative Losses allocated pursuant to this Section 6.2(a) are equal to the cumulative Profits, if any, previously allocated to the Members pursuant to Section 6.1(i) and Section 6.1(j) for all prior periods in proportion to the Members’ respective shares of the Profits being offset;

(b) Second, to the Class B Members, pro rata in accordance with its Class B Unreturned Contribution Balance as of the end of the period to which the allocation of Losses under this Section 6.2(b) relates reduced by any Losses previously allocated to such Class B Member pursuant to this Section 6.2(b), until the cumulative Losses allocated pursuant to this Section 6.2(b) to each Class B Member equal the Unreturned Contribution Balance of each such Class B Member as of the end of the period to which the allocation of Losses under this Section 6.2(b) relates plus the total Profits allocated to each Class B Member pursuant to Section 6.1(g).

(c) Third, to the Class A Members, pro rata based upon the Profits being offset, until the cumulative Losses allocated pursuant to this Section 6.2(c) are equal to the cumulative Profits, if any, previously allocated to the Class A Member pursuant to Section 6.1(e) and Section 6.1(f) for all prior periods;

(d) Fourth, to the Class A Members, pro rata based upon the Class A Unreturned Contribution Balances of the Class A Members as of the end of the period to which the allocation of Losses under this Section 6.2(d) relates reduced by any Losses previously allocated to such Class A Members pursuant to this Section 6.2(d), until the cumulative Losses allocated pursuant to this Section 6.2(d) to each Class A Member equals the Class A Unreturned Contribution Balance of such Class A Member as of the end of the period to which the allocation of Losses under this Section 6.2(d) relates plus the total Profits allocated to each Class A Member pursuant to Section 6.1(d);

(e) Fifth, to FC until the cumulative Losses allocated pursuant to this Section 6.2(e) are equal to the cumulative Profits, if any, previously allocated to FC pursuant to Section 6.1(b) and Section 6.1(c) for all prior periods;

(f) Sixth, to FC until the cumulative Losses allocated pursuant to this Section 6.2(f) to FC equals the FC Unreturned Priority Contribution as of the end of the period to which the allocation of Losses under this Section 6.2(f) relates plus the total Profits allocated to FC pursuant to Section 6.1(a);

(g) Seventh, to the Members in accordance with their Percentage Interests.

(h) Losses allocated in accordance with subparagraphs (a) through (g) of this Section 6.2 to the Capital Account of any Member shall not exceed the maximum amount of Losses that can be so allocated without creating an Adjusted Capital Account Balance deficit with respect to such Capital Account.  This limitation shall be applied individually with respect to each Member in order to permit the allocation pursuant to this Section 6.2(h) of the maximum amount of Losses permissible under Regulations Section 1.704-1(b)(2)(ii)(d).  All Losses in excess of the limitations set forth in this Section 6.2(h) shall be allocated solely to those Members that bear the economic risk for such additional Losses within the meaning of Code Section 704(b) and the Regulations thereunder.  If it is necessary to allocate Losses under the preceding sentence, the Managers shall, in accordance with the Regulations promulgated under Code Section 704(b), determine those Members that bear the economic risk for such additional Losses.

6.3 Tax Allocations.

(a) Except as otherwise provided in Section 6.2(b) hereof, for income tax purposes, all items of income, gain, loss, deduction and credit of the Company for any tax period shall be allocated among the Members in accordance with the allocation of Profits and Losses prescribed in this Article VI and Appendix 1 hereto.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder; provided, however, that unless otherwise determined by Management Board, the Company shall not adopt the Traditional Method with Curative Allocations as defined under Regulations Section 1.704-3(c) or the Remedial Allocation Method as defined in Regulations Section 1.704-3(d) that would require any Member to report any item of income or gain for Code Section 704(c) purposes that differs in amount or timing from the taxable income that the Company allocates to such Member under Code Section 704(b).  In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section A1 of Appendix 1 hereto, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder; provided, however, that unless otherwise determined by Management Board, the Company shall not adopt the Traditional Method with Curative Allocations as defined under Regulations Section 1.704-3(c) or the Remedial Allocation Method as defined in Regulations Section 1.704-3(d) that would require any Member to report any item of income or gain for Code Section 704(c) purposes that differs in amount or timing from the taxable income that the Company allocates to such Member under Code Section 704(b).  Allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

(c) The Members are aware of the income tax consequences of the allocations made by this Article VI and Appendix 1 hereto and hereby agree to be bound by the provisions of this Article VI and Appendix 1 hereto in reporting their distributive shares of the Company’s taxable income and loss for income tax purposes.

6.4 Transferor – Transferee Allocations.  Income, gain, loss, deduction or credit attributable to any Units which have been transferred shall be allocated between the transferor and the transferee under any method allowed under Code Section 706 and the Regulations thereunder as agreed by the transferor and the transferee.

6.5 Rights of Unit Holders.  If any Person who is not a Member acquires ownership of one or more Units, the term “Member” shall be construed to include such Unit Holder for purposes of this Article VI.

ARTICLE VII

LIABILITIES, RIGHTS AND OBLIGATIONS OF MEMBERS

7.1 Limitation of Liability.  Each Member’s liability for Company debts and obligations shall be limited as set forth in the Act and other applicable law.  This Section 7.1 shall not be deemed to limit in any way the Member’s liabilities to the Company and to the other Members arising from a breach of this Agreement.

7.2 Access to Company Records.  Upon a Member’s written request, the Managers shall permit such Member, at a reasonable time to both the Managers and the Member, to inspect and copy the Company records required to be maintained pursuant to Section 9.1, as more specifically provided in Section 9.1.

7.3 Waiver of Action for Partition.  Each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to Company property or other Company assets.

7.4 Cooperation With Tax Matters Partner.  Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of any proceedings involving the Tax Matters Partner.

7.5 Acknowledgment of Liability for State and Local Taxes.  To the extent that the laws of any Taxing Jurisdiction require, each Member requested to do so by any other Member shall submit an agreement indicating that the Member shall make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction regarding the collection of income taxes, interest, and penalties attributable to the Member’s income.  If a Member fails to provide such agreement upon request, the Company may withhold or pay over to such Taxing Jurisdiction the amount of tax, penalty, and interest determined under the laws of the Taxing Jurisdiction with respect to such income.  Any such payments shall be treated as distributions for purposes of Article V.

7.6 Limitation On Bankruptcy Proceedings.  No Member, without the Majority Vote of the Members, shall file or cause to be filed any action in bankruptcy involving the Company.

7.7 Voting Rights.  The Priority Members shall have the right to vote on the matters specifically reserved for their approval or consent set forth in this Agreement.  The Class C Units are non-voting and shall have no right to vote under this Agreement.

7.8 Annual Member Meeting.  The Members shall not be required to hold an annual meeting. Notwithstanding the foregoing sentence, an annual meeting of the Members may be held each year on the date, at the time, and at the place, fixed by the Management Board for the purpose of electing Managers for vacant Manager positions, if any, and for the transaction of such other business as may come before the meeting.

7.9 Special Member Meetings.  Special meetings of the Members may be called, for any purposes described in the notice of the meeting, by the Management Board, and shall be called by the Management Board promptly upon the request of Members holding not less than fifteen percent (15%) of the outstanding Units entitled to vote at the meeting.

7.10 Notice of Member Meeting.

(a) Required Notice.  Written notice stating the place, day, and hour of any annual or special Member meeting shall be delivered not less than five (5) nor more than sixty (60) days before the date of the meeting, either personally, orally, by mail or by electronic mail, by or at the direction of the person or group calling the meeting, to each Member of record entitled to vote at such meeting.  Notice shall be deemed to be effective as provided in Section 14.1, or when received if delivered orally.

(b) Adjourned Meeting.  If any Member meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place, if the new date, time, or place is announced at the meeting before adjournment.

(c) Contents of Notice.  Notice of any special meeting of the Members shall include a description of the purpose or purposes for which the meeting is called.  Notice of an annual meeting of the Members need not include a description of the purpose or purposes for which the meeting is called.

(d) Waiver of Notice of Meeting.  Any Member may waive notice of a meeting by a writing signed by the Member which is delivered to the Company (either before or after the date and time stated in the notice as the date or time when any action will occur or has occurred) for inclusion in the minutes or filing with the Company’s records.

(e) Effect of Attendance at Meeting.  A Member’s attendance at a meeting:

i. Waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and

ii. Waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

7.11 Member Voting Requirements.

(a) Approval of Actions.  If a Quorum of the Members exists at a meeting of the Members, action on a matter is approved if the votes required by this Agreement, unless a greater number of affirmative votes are required under the Act, are voted in favor of such matter.  Except as otherwise provided in this Agreement, or as otherwise required by the Act, the Priority Members shall vote together as a single class on any matter requiring the approval or consent of the Members.  If less than a Quorum of the Members exists, the meeting may be adjourned by the Chairman to a later date, time and place, and the meeting may be held as adjourned without further notice.

(b) Effect of Representation.  Once a Unit is represented for any purpose at a meeting, including the purpose of determining that a Quorum of the Members exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting.

7.12 Proxies.  At all meetings of the Members, a Member may vote the Units the Member is entitled to vote in person or by a proxy executed in any lawful manner under the Act.  Such proxy shall be filed with the Company before or at the time of the meeting.  No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.

7.13 Voting of Units.  Unless otherwise provided in the Articles of Organization or this Agreement, each outstanding Unit entitled to vote shall be entitled to one vote, and each fractional share shall be entitled to a corresponding fractional vote, upon each matter submitted to a vote at a meeting of Members.

7.14 Informal Action by Members.

(a) Written Consent. Any action which may be taken at any annual or special meeting of Members may be taken without a meeting and without prior notice if one or more consents in writing, setting forth the action so taken, are signed by the holders of outstanding Units having not less than the minimum number of votes necessary to authorize or take the action under this Agreement (unless a greater number of affirmative votes are required under the Act).  Unless the written consents of all Members entitled to vote have been obtained, notice of any Member approval without a meeting shall be given at least five (5) days before the consummation of the transaction, action, or event authorized by the Member action to those Members entitled to vote who have not consented in writing.  The notice must contain or be accompanied by a description of the transaction, action or event.  If the Company has received written consents as contemplated by this Section 7.14(a) signed by all Members entitled to vote with respect to the action, the effective date of the action may be any date that is specified in all of the written consents.  Any consent or writing may be received by the Company by any electronically transmitted or other form of communication that provides the Company with a complete copy thereof, including the signature thereto.  Any Member or an authorized representative of that Member may revoke a consent by a signed writing describing the action and stating that the Member’s prior consent is revoked, if the writing is received by the Company prior to the effective date and time of the action.  A member action taken pursuant to this Section 7.14(a) is not effective unless all written consents on which the Company relies for taking an action pursuant to this Section 7.14(a) are received by the Company within a 60-day period and not revoked pursuant to this Section 7.14(a).

(b) Effect of Action Without a Meeting.  Action taken under this Section 7.14 has the same effect as action taken at a meeting of Members and may be so described in any document.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1 Liability.  Except as otherwise provided by the Act or pursuant to any agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

8.2 Exculpation.  No Covered Person shall be liable to the Company or any Member for any act or omission taken or suffered by such Covered Person in good faith and in the reasonable belief that such act or omission is in or is not contrary to the best interest of the Company and is within the scope of authority granted to such Covered Person by this Agreement; provided, however, that such act or omission is not in violation of this Agreement and does not constitute Disabling Conduct by the Covered Person.

8.3 Indemnification.

(a) The Company shall, to the fullest extent permitted by applicable Law (but subject to the limitations set forth in this Article VIII), indemnify, hold harmless and release each Covered Person from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the business and affairs of, or activities undertaken in connection with, the Company, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims and amounts covered by this Section 8.3 and all expenses referred to in Section 8.3(e), are referred to as “Damages”), except to the extent that it is ultimately determined that such Damages arose from Disabling Conduct of such Covered Person.  The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement arose from a material violation of this Agreement by, or Disabling Conduct of, any Covered Person.  Members shall not indemnify any Covered Person.

(b) Notwithstanding anything to the contrary in this Section 8.3, and as provided in Section 1802(1) of the Act, the Company shall not indemnify a Covered Person made a party to a Proceeding against liability incurred in the Proceeding unless:

i. the Covered Person’s conduct was in good faith;

ii. the Covered Person reasonably believed that such Covered Person’s conduct was in, or not opposed to, the Company’s best interests; and

iii. in the case of any criminal proceeding, the Covered Person had no reasonable cause to believe such Covered Person’s conduct was unlawful.

The termination of a Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Covered Person did not meet the standard of conduct described in this Section 8.3(b).

(c) Notwithstanding anything to the contrary in this Section 8.3, and as provided in Section 1802(4) of the Act, the Company shall not indemnify a Covered Person under this Section 8.3:

i. in connection with a Proceeding by or in the right of the Company in which the Covered Person was adjudged liable to the Company; or

ii. in connection with any other Proceeding charging that the Covered Person derived an improper personal benefit, whether or not involving action in such Covered Person’s official capacity, in which proceeding such Covered Person was adjudged liable on the basis that such Covered Person derived an improper personal benefit.

(d) The determination regarding whether the Covered Person has met the standards and requirements set forth in this Section 8.3, and is therefore entitled to indemnification and the advancement of expenses pursuant to Section 8.3(e), shall be made in accordance with Section 1806 of the Act.

(e) Expenses incurred by a Covered Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof if (i) the Covered Person furnishes the Company a written affirmation of such Covered Person’s good faith belief that such Covered Person has met the applicable standard of conduct described in this Section 8.3, (ii) upon receipt of a written undertaking by or on behalf of the Covered Person to repay such amount if it is ultimately determined that the Covered Person is not entitled to be indemnified hereunder, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Section 8.3, as provided in the Act.

(f) The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s heirs, personal representatives, successors and assigns.

(g) Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding, provided that the failure of any Covered Person to give notice as provided herein shall not relieve the Company of its obligations under this Section 8.3 except to the extent that the Company is actually prejudiced by such failure to give notice.  In case any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish, with counsel reasonably satisfactory to such Covered Person.  After notice from the Company to such Covered Person of the Company’s election to assume the defense thereof, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof.  The Company will not consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person a release from all liability in respect to such Claim, or (ii) requires any action (or inaction) by the Covered Person other than the payment of money, but only to the extent that the Company is required to indemnify the Covered Person for such payment.

ARTICLE IX

BOOKS AND RECORDS, REPORTS, TAX ACCOUNTING, BANKING

9.1 Books and Records.  The Managers, at the Company’s expense, shall keep or cause to be kept adequate books and records for the Company, which contain an accurate account of all business transactions arising out of and in connection with the conduct of the Company, as required by the Act.  After first giving the Company written notice of the demand at least five (5) business days before the inspection is to occur, any current or former Member or Manager, or his or its designated representative, shall have the right, at any reasonable time, to have access to and may inspect and copy the contents of such books or records for any proper purpose, as defined by the Act.  The cost of such inspection and copying shall be borne by the Member or Manager seeking such inspection.  The following records are those that the Managers shall cause to be maintained at the Company’s Designated Office:

(a) An alphabetical list of the full name and last known business, residence, or mailing address of each Member, each Manager and each Officer, both past and present;

(b) A copy of the stamped Articles of Organization for the Company, and all certificates of amendment thereto, together with a copy of all signed powers of attorney pursuant to which the Company’s Articles of Organization or any amendment has been signed;

(c) A copy of the writing required of an organizer under Section 401(2) of the Act setting forth the name and address of each Member of the Company and each Manager;

(d) A copy of the Company’s currently effective Agreement and all amendments thereto, copies of any prior operating agreements no longer in effect, and copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property, or services;

(e) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years;

(f) Copies of Company financial statements, if any, for the three (3) most recent years;

(g) Copies of the minutes, if any, of every meeting of the Members and any written consents obtained from the Members;

(h) Copies of minutes, if any, of every meeting of the Management Board, and any written consents obtained from the Managers;

(i) Copies of any consents or approvals for actions by the Managers; and

(j) Except to the extent already set forth in this Agreement, a written statement setting forth:  (i) the amount of cash and a description and statement of the agreed value of the other property or services contributed and agreed to be contributed by each Member; (ii) the times at which, or events on the happening of which, any additional contributions agreed to be made by each Member are to be made; (iii) any right of a Member to receive distributions; (iv) any date or event upon the happening of which a Member is entitled to payment in redemption of the Member’s interests in the Company; and (v) any date or event upon the happening of which the Company is to be dissolved and its affairs wound up.

9.2 Reports to Members.  Within twenty (20) days after the end of each Fiscal Year, within fifteen (15) days after the end of each of the first three fiscal quarters thereof, and within fifteen (15) days after the end of each calendar month other than March, June, September and December, the Chief Executive Officer shall cause the Management Board and the Members to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period and a statement of income or loss for the Company for such period.  Quarterly and annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such Fiscal quarter or Fiscal Year, as applicable.  Annual statements shall be audited by the Company’s accountants, and shall be in such form as shall enable the Members to comply with all reporting requirements applicable to either of them or their Affiliates under the Securities Exchange Act of 1934, as amended.  The audited financial statements of the Company shall be furnished to the Members within fifty (50) days after the end of each Fiscal Year.

9.3 Tax Matters.  The Members intend that the Company shall be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes.  The Members shall not take any action inconsistent with this expressed intent.  The Tax Matters Partner shall take no action to cause the Company to elect to be taxed as a corporation pursuant to Regulations Section 301.7701-3(a) or any counterpart under state law.  Each Member agrees not to make any election for the Company to be excluded from the application of the provisions of Subchapter K of the Code.

9.4 Tax Returns.  The Management Board shall cause the Company accountants to prepare and timely file all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  The Management Board shall instruct Company accountants to use commercially reasonable efforts to prepare and deliver all Forms K-1 (and similar forms under state and local law) to each Member by March 1 of each Fiscal Year.

(a) The Management Board may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined, or aggregate tax return reflecting Company income, and pay the tax, interest, and penalties of some or all Members on such income to the Taxing Jurisdiction.  In such case the Company shall inform the Members of the amount of such tax, interest, and penalties so paid.

(b) The Management Board shall designate one Manager that is a Member to be the Company’s “tax matters partner” pursuant to Code Section 6231(a)(a)(7) (the “Tax

Matters Partner”), provided, however, that if there is only one Manager that is a Member, such Manager shall be the Tax Matters Partner, and provided further that, if there is no Manager that is a Member, the Tax Matters Partner shall be a Member that is designated as such by a Majority Vote of the Members.  Any Person so designated as the Tax Matters Partner shall receive no compensation (other than compensation, if any, otherwise specified in this Agreement) from the Company or its Members for its services in that capacity.  Sarah Merz is hereby designated as the initial Tax Matters Partner of the Company and shall be authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities (Federal, State and local), including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.  To the extent permitted by the Code, the Tax Matters Partner may be removed by the Management Board.  The Tax Matters Partner shall, on a timely basis, keep all Members fully informed of the progress of any examinations, audits or other proceedings, and all Priority Members shall have the right to participate in any such examinations, audits or other proceedings.  Notwithstanding the foregoing, the Tax Matters Partner shall not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining the approval of the Management Board.

(c) At the request of a Majority Vote of the Members, the Managers may make the election provided under Code Section 754 and any corresponding provision of applicable state law.

(d) If a Member reports a Company item on the Member’s income tax return in a manner inconsistent with the Company income tax return, the Member shall notify the Management Board of such treatment before filing the Member’s income tax return.  If a Member fails to report such inconsistent reporting, the Member shall be liable to the Company and the other Members for any expenses, including professionals’ fees, tax, interest, penalties, or litigation costs, that may arise as a consequence of such inconsistent reporting, such as an audit by a Taxing Jurisdiction.

9.5 Bank Accounts.  The Company shall maintain checking or other accounts in such bank or banks as the Managers shall determine and all funds received by the Company shall be deposited therein and withdrawn therefrom under such general or specific authority as this Agreement, the Act, or the Management Board shall grant to the Managers.  Company funds shall not be commingled with the funds of any other Person.  Checks shall be drawn upon the Company account or accounts only for Company purposes and shall be signed by authorized Persons on the Company’s behalf.

ARTICLE X

ADMISSIONS AND WITHDRAWALS

10.1 Admission of Member.  Persons may be admitted as Members as a result of the issuance of Units only with a Majority Vote of the Members, provided, however, that a third party may become a Member through conversion rights granted to such third party by an instrument approved by the Management Board.  Except as specifically set forth herein, no

Person shall be admitted as a Member of the Company after the date of formation of the Company as a result of a Transfer of Units, except in accordance with Section 11.5.

10.2 Right to Withdraw.  A Member may withdraw from the Company at any time by mailing or delivering a written notice of withdrawal to the Managers.  If the withdrawing Member is a Manager, such Member may withdraw by mailing or delivering a written notice of withdrawal to the Company and to the other Members at their last known addresses set forth in Exhibit A.

10.3 Rights of Withdrawn Member.  Except to the extent set forth in this Agreement with respect to a Restricted Member, upon the occurrence of a Withdrawal Event with respect to a Member, the Withdrawn Member (or the Withdrawn Member’s personal representative or other successor if applicable) shall cease to have any rights of a Member, except the right to receive distributions and allocations of Profits and Losses occurring at the times and equal in amounts to those distributions and allocations of Profits and Losses the Withdrawn Member would otherwise have received if a Withdrawal Event had not occurred.  In addition, the Units held by the Withdrawn Member shall be subject to the Purchase Option.  If there are no remaining Members, distributions to any Withdrawn Member shall be governed by Section 12.2.

10.4 Option to Purchase the Interest of a Member upon a Withdrawal Event.

(a) Within thirty (30) days from the occurrence of a Withdrawal Event with respect to a Member, the Withdrawn Member (or the Withdrawn Member’s personal representative or other successor if applicable) shall provide the Company with written notice of the Withdrawal Event (“Withdrawal Notice”).

(b) Following a Withdrawal Event, the Company shall then have the option to purchase all of the Withdrawn Member’s Units (“Purchase Option”) in the place of making distributions to the Withdrawn Member (or the Withdrawn Member’s personal representative or other successor if applicable) as set forth in Section 10.3.

(c) The Purchase Option shall be exercisable at any time during the thirty (30) day period following the Company’s receipt of the Withdrawal Notice (or if no Withdrawal Notice is delivered, within the thirty (30)-day period following the date on which the Company becomes aware of the Withdrawal Event) by delivery of written notice (the “Purchase Option Notice”) to the Withdrawn Member (or the Withdrawn Member’s personal representative or other successor if applicable).

(d) The Purchase Option Notice shall indicate the date the purchase is to be effected (such date to be not less than five (5) business days, nor more than ten (10) business days, after the date of the Purchase Option Notice).

(e) The purchase price for the Withdrawn Member’s Units shall be an amount equal to the fair market value (as determined by the Company’s Management Board) of such Units, taking into account discounts for lack of marketability and lack of control, to the extent applicable. The Purchase Option Notice shall include the proposed purchase price.  If the Withdrawn Member disputes the proposed purchase price, such Withdrawn Member shall deliver written notice of such dispute to the Company within twenty (20) days of receipt of the repurchase notice (the “Withdrawn Member Notice”). If such Withdrawn Member fails to deliver a Withdrawn Member Notice to the Company within such 20-day period, such Withdrawn Member shall be deemed to have agreed with and shall be bound by the purchase price proposed in the Purchase Option Notice. If such Withdrawn Member delivers a Withdrawn Member Notice to the Company within such 20-day period, the Company and such Withdrawn Member shall select a reputable valuation firm to determine the fair market value of the Withdrawn Member’s Units.  In the event that the Company and such Withdrawn Member do not agree upon a valuation firm within sixty (60) days of the date the Company delivered the Purchase Option Notice to such Withdrawn Member, the Company and such Withdrawn Member shall each select a reputable valuation firm and instruct the valuation firms to select a third reputable valuation firm. The fair market value of the Withdrawn Member’s Units shall then be determined by such third valuation firm. The fees and costs of the valuation firms engaged pursuant to this Section 10.4(e) shall be borne by the Withdrawn Member, provided, however, that the Company shall bear the fees and costs of the valuation firm if the fair market value of the Withdrawn Member’s Units determined by the valuation firm is more than ten  percent (10%) below the fair market value determined by the Management Board.

(f) The purchase price for the Withdrawn Member’s interests shall be payable in cash or a promissory note with mutually agreeable terms.

(g) In the case of a Restricted Member, Section 3.9 and Section 3.10 shall apply in place of this Section 10.4 with respect to Restricted Units only.

ARTICLE XI

TRANSFERABILITY

11.1 General.  No Member shall be authorized to Transfer all or a portion of such Member’s Units unless the Transfer constitutes a Permitted Transfer.

11.2 Permitted Transfers.  Subject to the conditions and restrictions set forth in Section 11.3, a Transfer of a Member’s Units shall constitute a Permitted Transfer provided that:

(a) The Transfer is made to another Member or an Affiliate of any Member (provided, however, that if such transferee ceases to be an Affiliate of the Member, then such event shall constitute a Withdrawal Event unless the Affiliate first Transfers all of the Units held by such Person to the transferor); or

(b) To the extent applicable, the Transfer is made following compliance with the terms of the (A) right of first refusal set forth in Section 11.4; and (B) the Tag-Along Rights set forth in Section 11.9.

11.3 Conditions to Permitted Transfer.  A Transfer shall not be treated as a Permitted Transfer unless all of the following conditions are satisfied:

(a) The Members consent to the Transfer by a Majority Vote of the Members, (A) which consent will not be unreasonably withheld, conditioned, or delayed with respect to the Class B Units, (B) which consent may be granted or withheld, conditioned, or delayed, for any or no reason with respect to any Class C Units, and (C) which consent requirement under this Section 11.3(a) shall not apply to a Priority Member holding a majority of the Class A Units;

(b) Unless otherwise determined by a Majority Vote of the Management Board, the Units are not Profits Interest Units;

(c) The Transfer is not to a Material Competitor or Unsuitable Transferee;

(d) The Transfer does not cause the Company to become a “publicly traded partnership” within the meaning of Code Section 7704(b);

(e) The Units which are the subject of the Transfer are registered under the Securities Act as amended, and any applicable state securities laws; or, alternatively, Company counsel furnishes an opinion that such Transfer is exempt from all applicable registration requirements or that such Transfer will not violate any applicable securities laws; and

(f) The transferor and the transferee agree to execute such documents and instruments necessary or appropriate in the Managers’ discretion to confirm such Transfer.

11.4 Right of First Refusal.  At any time it holds a majority of the Class A Units, Peterson shall not be subject to the obligations of a Disposing Member (as defined below) set forth in Sections 11(a) – 11(g).

(a) General.  If any Member (other than a Priority Member holding a majority of the Class A Units) desires to Transfer all or a portion of the Member’s Units to any Person, such Transfer shall not constitute a Permitted Transfer unless such Member shall afford the Company and the Priority Members a right of first refusal pursuant to this Section 11.4.

(b) Notice.  A Member desiring to Transfer Units shall first provide to the Company and the Priority Members at least one hundred twenty (120) days’ prior written notice of the Member’s intention to make a Transfer of Units (the “Disposition Notice”), provided, however, that a Disposition Notice may be issued to the Company and the Priority Members by a Member only after such Member has received a bona-fide offer from an unrelated third-party relating to the Transfer of the Units that the Member desires to Transfer.  The one hundred twenty (120) day time frame following the Company and the Priority Members’ receipt of the Disposition Notice shall be termed the “Notice Period”.  The Member desiring to Transfer Units shall be known as the “Disposing Member” and the Priority Members (other than the Disposing Member) shall be known as the “Non-Disposing Members” for purposes of this Agreement.  In the Disposition Notice, the Disposing Member shall specify the price at which the Units are proposed to be purchased in the bona-fide offer, the portion of the Disposing Member’s Units to be sold or transferred, the identity of the proposed purchaser or transferee, and the terms and conditions of the proposed Transfer as set forth in the bona-fide offer.

(c) Option to Company.  The Company may elect with Majority Vote of the Managers within the first sixty (60) days of the Notice Period, to purchase some or all of the Units proposed to be transferred by the Disposing Member at the proposed price as contained in the Disposition Notice.  The terms and conditions of the purchase by the Company shall be the terms and conditions of the proposed Transfer as set forth in the Disposition Notice.  Any purchase by the Company shall be made in cash any day between and including the ninety-first (91st) and including the one hundredth (100th) day of the Notice Period.

(d) Options to Members.  If the Company does not purchase all of the Disposing Member’s Units covered by the Disposition Notice, the remaining Units may be purchased by the Non-Disposing Members on the same terms and at the same price available to the Company.  Each Non-Disposing Member shall have the option to purchase that portion of the Disposing Member’s Units that is necessary to maintain the Member’s Percentage Interest vis-à-vis the other Non-Disposing Members (not taking into account the Percentage Interest of the Class C Members).  If any Non-Disposing Member does not purchase the portion of the Units available to such Member within the time frame stated in Section 11.4(e), the remaining Units will then be available for purchase by the other Non-Disposing Members in proportion to their respective Percentage Interests.

(e) Timing.  If the Company decides to purchase less than all of the Units offered by the Disposing Member (including a decision to purchase none of such Units), within thirty (30) days after the Company reaches such decision, and, in any event, by the end of the first sixty (60) days of the Notice Period, the Company shall so notify each Non-Disposing Member.  The notice shall state that the Company did not exercise its option to purchase all of the Disposing Member’s Units offered pursuant to the Disposition Notice and shall contain appropriate information concerning each Non-Disposing Member’s option to purchase all remaining Units offered by the Disposing Member.  Each Non-Disposing Member must give written notice to the Disposing Member and the other Non-Disposing Members of the exercise of such Member’s option to acquire the Member’s portion of such Units within the first eighty (80) days of the Notice Period.  Such Member must then pay for such Units in cash by the end of the first ninety (90) days of the Notice Period.  If any Non-Disposing Member does not elect to purchase, and pay the purchase price for, all of the Units available to such Member within the required time period, the remaining Non-Disposing Members shall be entitled to purchase any remaining Units vis-à-vis such Non-Disposing Members’ Percentage Interests (not taking into account the Percentage Interest of the Class C Members) by giving written notice to the Disposing Member and the other Non-Disposing Members within the first ninety (90) days of the Notice Period.  Any purchase by the remaining Non-Disposing Members shall be made in cash within the first one hundred (100) days of the Notice Period.

(f) Transfer to Third Party.  If the Company and the Non-Disposing Members have not collectively purchased all of the Disposing Members’ Units covered by the Disposition Notice within the first one hundred (100) days of the Notice Period, the Disposing Member may, provided the conditions of Section 11.3 are satisfied, sell its or his remaining Units to Persons other than the Company and the Non-Disposing Members, provided that any disposition must be made on the terms and conditions and to the party specified in the Disposition Notice and must be consummated within the one hundred twenty (120) day Notice Period, but after any time provided above for the Company and/or Non-Disposing Members to elect to purchase and consummate the purchase of such Units.

(g) Transfer of Rights to Assignee.  If the Transfer entails the Transfer of all of Disposing Member’s Units and there shall be only one Non-Disposing Member, such Member shall have the right to assign to any Person the rights otherwise available to the Non-Disposing Member pursuant to this Section 11.4.

(h) Transfer by Peterson of Class A Units.  In the event that Peterson desires to Transfer all or a portion of its Class A Units, such Transfer shall not constitute a Permitted Transfer unless Peterson shall afford the Class B Member a right of first refusal pursuant to this Section 11.4(h).  If Peterson desires to Transfer Class A Units, it shall first provide to the Class B Member written notice of Peterson’s intention to make a Transfer of its Class A Units (the “Peterson Notice”), which notice shall specify (i) the estimated price at which Peterson proposes to Transfer the Class A Units, and (ii) the terms and conditions of the proposed Transfer.  The Class B Member may elect to purchase all (but not less than all) of the Class A Units proposed to be transferred by Peterson at the estimated purchase price contained in the Peterson Notice.  Within fifteen (15) days following the Class B Member’s receipt of the Peterson Notice, the Class B Member must provide written notice to Peterson of its election to acquire Peterson’s Class A Units on the terms and conditions of the proposed Transfer set forth in the Peterson Notice.  Upon receipt of such notice from the Class B Member, Peterson and the Class B Member will enter into exclusive negotiations for the purchase of the Class A Units proposed to be transferred on terms and conditions substantially similar to those terms and conditions set forth in the Peterson Notice.  If within thirty (30) days of Peterson’s receipt of the Class B Member’s election notice Peterson and the Class B Member have not entered into a definitive agreement for the purchase of the Class A Units proposed to be Transferred, then Peterson’s obligations to exclusively negotiate with the Class B Member will automatically terminate and Peterson may negotiate the Transfer of its Class A Units to one or more third-parties on the terms and conditions substantially similar to those set forth in the Peterson Notice; provided, however, that no Transfer of any of Peterson’s Class A Units shall be made to any third-party at a purchase price of less than 90% of the estimated purchase price contained in the Peterson Notice without a new notice of intention to Transfer to the Class B Member and full compliance with the requirements of this Section 11.4(h).

11.5 Admission as Substitute Member.

(a) A transferee of Units who is not a Member shall be admitted to the Company as a Substitute Member only upon satisfaction of the following conditions:

i. The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

ii. The transferee becomes a party to this Agreement and executes such documents and instruments as the Management Board determines are necessary or appropriate to confirm such transferee as a Member and such transferee’s agreement to be bound by the terms of this Agreement; and

iii. The Members (defined for this purpose by excluding the Disposing Member) consent to the admission of the transferee as a Substitute Member by a Majority Vote of such Members, provided, however, that the consent requirement under this Section 11.5(a)(iii) shall not apply to any transferee of Units from a Priority Member.

(b) A transferee of Units in a Permitted Transfer under Sections 11.2(a) shall automatically become a Substitute Member with regard to the Transferred Units unless the transferor directs in writing to the contrary.

(c) If the transferee of Units in a Permitted Transfer shall not become a Substitute Member, the transferee shall have only the rights set forth in Section 11.6 hereof.

11.6 Rights as Assignee.  A non-Member who acquires Units (and any Member if the transferor directs in writing to the contrary as provided in Section 11.5(b)) and who is not admitted to the Company as a Substitute Member shall have only the right to receive the distributions and allocations of Profits and Losses to which such Person would have been entitled under this Agreement with respect to the transferred Units, but shall have no right to participate in Company management, no right to inspect Company books and records, and no other rights accorded Members under this Agreement.  Any distributions to such purported transferee may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee may have to the Company.

11.7 Prohibited Transfers.  Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force and effect whatsoever.  In the case of an attempted Transfer that is not a Permitted Transfer, the Persons engaging in or attempting to engage in such Transfer shall be liable to and shall indemnify and hold harmless the Company from all loss, cost, liability and damages that the Company and/or any Member incurs as a result of such attempted Transfer.

11.8 Drag-Along Right.  If a Class A Member (“Transferring Member”) intends to sell Class A Units to a third party purchaser that would result in such third party purchaser acquiring control over more than fifty percent (50%) of all outstanding Class A Units and otherwise result in a Change of Control, after taking into account the sale of Units by the Members pursuant to the provisions of this Section 11.8, in which the Transferring Member (together with any affiliates of the Transferring Member) would not retain a controlling interest in the Company, then the Transferring Member shall have the right (the “Drag-Along Right”) to require each remaining Members to sell some or all of its or his or her Units to the third party in a proportionate amount and on the same terms and conditions as the Transferring Member (taking into account Section 11.8(f)) in accordance with the terms and conditions of this Section 11.8 and otherwise in accordance with the following provisions:

(a) The Drag-Along Right may only be exercised by written notice (the “Drag-Along Notice”) from the Transferring Member and the third party purchaser to the remaining Members.

(b) The Drag-Along Notice shall:

i. state the name of the third party purchaser, the purchase price for the Units of the Transferring Member(s) and the purchase price proposed to be paid for the Units of the remaining Members (in accordance with Section 11.8(f)) and the time, date and place of completion of such sale and purchase; and

ii. be given no later than fifteen (15) business days before the date fixed for completion of the sale by the Transferring Member of its or his or her Units to the third party.

(c) The delivery of the Drag-Along Notice to a Member shall constitute an irrevocable and binding obligation of the Member to sell, and the third party to purchase, some or all of the Member’s Units in a proportionate amount and on the same terms and conditions, taking into account Section 11.8(f) and subject to Section 11.8(e), as are applicable to the sale by the Transferring Member of its Units to the third party as set forth in the Drag-Along Notice (subject to such terms being accurately reflected in the Drag-Along Notice).

(d) At or before the time of completion of the sale of the Units of each Member to the third party purchaser, each such Member shall (i) use its best efforts to cause to be discharged any and all encumbrances of, and security interests in, its or his or her Units and provide written evidence of such discharges to the third party purchaser, and (ii) execute and deliver to the third party purchaser, against payment for such Units, all certificates or other documents representing such Units, duly endorsed for transfer or with duly executed assignment forms attached.

(e) Notwithstanding any provision of this Section 11.8, (i) no Member shall be under any obligation to sell any Units unless (A) such sale occurs concurrently with or subsequent to the sale of Units by the Transferring Member in a proportionate amount on the same terms and conditions (taking into account Section 11.8(f)), (B) the sale of Units by the Transferring Member shall qualify as a Permitted Transfer under Section 11.2 and meets the conditions to a Permitted Transfer set forth in Section 11.3 to the extent applicable, and (C) such sale results in a third party purchaser acquiring control over more than fifty percent (50%) of all outstanding Class A Units and otherwise result in a Change of Control, after taking into account the sale of Units by the Members pursuant to the provisions of this Section 11.8, in which the Transferring Member (together with any affiliates of the Transferring Member) would not retain a controlling interest in the Company and (ii) nothing in such sale of Units shall require a Member subject to this Section 11.8 to do any of the following, unless all Members similarly situated (e.g., of a similar class or Series of Units) and the Transferring Member are required to do the same:  (w) enter into any agreement or make any covenant, (x) make any representation, or warranty other than related to authority, ownership and the ability to convey title to such Units, (y) be liable for the inaccuracy of any representation or warranty made by any person or entity in connection with the sale other than himself or itself and the Company, or (z) be liable in any way other than severally in proportion to the amount of consideration paid to such Member in connection with such sale and such liability not exceed the aggregate consideration received by such Member in such sale.

(f) Notwithstanding that a sale pursuant to this Section 11.8 may provide for, or result in, different per Unit consideration for different classes or series of Units, such sale shall be deemed to be for the same terms and conditions regarding consideration if the proceeds of such sale are allocated in the manner that would result if such consideration were distributed to the Members as if the Company were hypothetically liquidated pursuant to the rights and preferences set forth in Section 12.2 (taking into account Section 12.3) as in effect immediately prior to such sale as long as the nature of that consideration (e.g., cash, promissory notes, or other property) is received among the various classes or series of Units in the same proportionate amounts received by the Transferring Member.

11.9 Tag-Along Right.

(a) If any Disposing Member desires to Transfer all or a portion of the Member’s Units to any Person (the “Offered Units”), such Transfer (a “Proposed Transfer”) shall not constitute a Permitted Transfer unless such Member shall afford the Priority Members the tag-along rights set forth in this Section 11.9 (the “Tag-Along Rights”).

(b) Any Disposition Notice delivered to a Priority Member pursuant to Section 11.4(b) shall also serve as notice of such Priority Member’s Tag-Along Rights under this Section 11.9.

(c) Each Priority Member that is not the Disposing Member (a “Remaining Member”) shall have forty-five (45) days after receipt of the Disposition Notice to deliver to the Disposing Member a demand (a “Tag-Along Demand”) invoking the provisions of this Section 11.9.  The Tag-Along Demand shall indicate the maximum number of Units that each Remaining Member wishes to sell (including the number of such Units he or she or it would sell if one or more Remaining Members do not elect to participate in the sale).

(d) The Disposing Member and each Remaining Member shall have the right to sell a portion of his or her or its Units pursuant to the Proposed Transfer which is equal to or less than the product obtained by multiplying (i) the total number of Offered Units by (ii) a fraction, the numerator of which is (x) the total number of Units held by such Disposing Member or Remaining Member on the date of the Tag-Along Demand and the denominator of which is (y) the total number of Units then held by the Disposing Member and by the Remaining Members on the date of the Tag-Along Demand.  To the extent one or more Remaining Members elect not to exercise their Tag-Along Rights or the transferee agrees to purchase a number of Units greater than the Offered Units, then the rights of the Disposing Member and the rest of the Remaining Members (who exercise their Tag-Along Rights) to sell Units shall be increased proportionately based on their relative holdings by the full amount of (A) Units which the non-electing Remaining Members were entitled to sell pursuant to this Section 11.9(d); and/or (B) the additional number of Units that the transferee is willing to purchase, if any.

(e) Within five (5) days of receiving a notice from the Company or, as applicable, the Non-Disposing Members as set forth in Section 11.4(e), the Disposing Member shall notify each Remaining Member in writing (i) whether the Company or, as applicable, any Non-Disposing Member, has elected to purchase none, some or all of the Offered Units in accordance with Section 11.4(c) or Section 11.4(d) and (ii) if the Company or any Non-Disposing Member has elected to purchase some or all of the Offered Units, the number of Units held by such Remaining Member that may be included in the sale, subject to the revocation rights set forth below in this Section 11.4(e).  If the Company and the Non-Disposing Members have elected to purchase none or some but not all of the Offered Units, then, only if a Remaining Member elects to exercise his or her or its rights to purchase his or her or its allocated portion of the remaining Offered Units in accordance with Sections 11.4(d) and (e), then such Remaining Member may, concurrently with delivering the required notice of such election pursuant to

Section 11.4(e), deliver written notice to the Disposing Member, the other Remaining Members and the Company that such Remaining Member has revoked his or her or its prior election to exercise his or her or its Tag-Along Rights pursuant to this Section 11.9.  By the ninetieth (90th) day of the Notice Period, the Disposing Member shall notify each Remaining Member in writing if there has been any change in the number of Units that will be included in the sale and the date on which the Proposed Sale with the purchasing party(ies) (whether a third party, the Company, or the Remaining Members) is anticipated to be consummated in accordance with the provisions of Section 11.4.

(f) Notwithstanding the provisions of Sections 11.9(d) and (e), if the Disposing Member is a Class A Member and the Proposed Transfer would result in a third party purchaser acquiring control over more than fifty percent (50%) of all outstanding Class A Units and otherwise result in a Change of Control, after taking into account the sale of Units by the Members pursuant to the provisions of this Section 11.9, then the third party purchaser shall purchase a proportionate amount of the Units (in the same percentage of the number of Class A Units that the Class A Member is proposing to transfer as compared to the overall number of Class A Units held by the Class A Member) requested to be purchased by any Remaining Member pursuant to a Tag-Along Demand.

(g) The delivery of a Tag-Along Demand by a Remaining Member, subject to the revocation rights set forth in Section 11.9(e), shall constitute an irrevocable and binding obligation of such Remaining Member to sell the specified number of Units in such Remaining Member’s Tag-Along Demand, as such number may be adjusted as set froth in Section 11.9(e), to the third party on the same terms and conditions, taking into account Section 11.9(j), as set forth in the Disposition Notice (subject to such terms being accurately reflected in the Disposition Notice) and on such other applicable terms and conditions as are set forth in this Section 11.9.

(h) The Disposing Member shall not complete the sale of his or her or its Units to the third party unless he or she or it has fully complied with its obligations set forth in Section 11.4 and this Section 11.9 and the third party purchaser (and any other purchasing parties pursuant to Section 11.4 and this Section 11.9) has completed the purchase of all Units in respect of which each applicable Tag-Along Demand has been delivered within the prescribed time.

(i) The completion of the sale to the third party purchaser of the Units of each Remaining Member that provides a Tag-Along Demand within the prescribed time shall take place no later than concurrently with the sale of the Disposing Member(s)’ Units to the third party.

(j) At or before the time of completion of the sale of his or her or its Units, each Remaining Member that provided a Tag-Along Demand within the prescribed time shall (i) cause to be discharged any and all encumbrances of, and security interests in, its Units and provide written evidence of such discharges, and (ii) execute and deliver to the purchasing party(ies), against payment for such Units, all certificates or other documents representing such Units, duly endorsed for transfer or with duly executed assignment forms attached.

(k) Notwithstanding that a sale pursuant to this Section 11.9 may provide for, or result in, different per Unit consideration for different classes or series of Units, such sale shall be deemed to be for the same terms and conditions regarding consideration if the proceeds of such sale are allocated in the manner that would result if such consideration were distributed to the Members as if the Company were hypothetically liquidated pursuant to the rights and preferences set forth in Section 12.2 (taking into account Section 12.3) as in effect immediately prior to such sale as long as the nature of that consideration (e.g., cash, promissory notes, or other property) is received among the various classes or series of Units in the same proportionate amounts received by the Disposing Member.

11.10 Change of Control.  Notwithstanding any other provision of this Agreement, the Company is prohibited from completing a Change of Control (a) without a prior Majority Vote of the Members and (b) in which any party to the Change of Control is a Material Competitor or Unsuitable Transferee.

11.11 Legends.  Each Member agrees that the following legend shall be placed upon any counterpart of this Agreement or any other instrument or document evidencing ownership of a Unit:

THE UNITS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH UNITS IS RESTRICTED.  SUCH UNITS MAY NOT BE SOLD, ASSIGNED, GIFTED, TRANSFERRED OR OTHERWISE DISPOSED, NOR WILL THE VENDEE, ASSIGNEE, BENEFICIARY, OR TRANSFEREE BE RECOGNIZED AS HAVING ACQUIRED SUCH UNITS FOR ANY PURPOSES, UNLESS (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AS AMENDED, WITH RESPECT TO SUCH UNITS SHALL THEN BE IN EFFECT AND SUCH HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (B) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE COMPANY.

THE UNITS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY AND AGREED TO BY EACH MEMBER OF THE COMPANY.  SAID RESTRICTION PROVIDES, AMONG OTHER THINGS, THAT GENERALLY NO UNITS MAY BE TRANSFERRED TO ANY PERSON WHO IS NOT A MEMBER WITHOUT FIRST OFFERING SUCH UNITS TO THE COMPANY AND THE PRIORITY MEMBERS, AND THAT GENERALLY NO BENEFICIARY,

TRANSFEREE, OR ASSIGNEE SHALL HAVE THE RIGHT TO BECOME A “SUBSTITUTE MEMBER” WITHOUT THE CONSENT OF ALL OTHER MEMBERS.

11.12 Distributions in Respect of Transferred Units.  If any Units are transferred in compliance with this Article XI, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.1 Dissolution.  The Company shall be dissolved upon the first to occur of any of the following events:

(a) The Majority Vote of the Members;

(b) The entry of a decree of judicial dissolution under Section 1213 of the Act;

(c) The sale, exchange, or other disposition of all or substantially all Company assets;

(d) Failure by the Company to have at least one (1) Member;

(e) When the Company is not the successor company in the merger or consolidation of the Company with or into any other entity or entities; or

(f) Upon administrative dissolution under Section 1207 of the Act, subject to the right of reinstatement under Section 1208 of the Act.

The Company shall not be dissolved upon the occurrence of a Withdrawal Event with respect to any Manager or Member unless there is no remaining Member, taking into consideration for this purpose Sections 402(2)(c) and 1201(2) of the Act.  Provided, however, that the Company shall be dissolved at the expiration of the Company’s period of duration, as set forth in the Company’s Articles of Organization or, if no period of duration is set forth in the Company’s Articles of Organization, the date which is 99 years from the date the Articles of Organization were filed with the Division.

12.2 Liquidation, Winding Up and Distribution of Assets.  The Managers shall, upon the Company’s dissolution, proceed to liquidate Company assets and properties, discharge Company obligations, and wind up the Company’s business and affairs as promptly as is consistent with obtaining the fair value thereof.  The proceeds from liquidating Company assets, to the extent available, shall be applied and distributed as follows:

(a) First, to the payment and discharge of all Company debts and liabilities (other than debts and liabilities owing to the Members) or to the establishment of any reasonable reserves for contingent or unliquidated debts and liabilities, in the order of priority as provided by law;

(b) Second, to the payment of any liabilities to Members in their capacities as creditors, in the order of priority as provided by law;

(c) Third, to FC an amount equal to the FC Unreturned Priority Contribution and the FC Preferred Return;

(d) Fourth, to the Class A Members, pro rata based on the unpaid Class A Preferred Return payable to each Class A Member, an amount equal to the Class A Members’ unpaid Class A Preferred Return;

(e) Fifth, to the Class A Members, pro rata based on the Class A Unreturned Contribution Balance of each Class A Member, an amount equal to the Class A Unreturned Contribution Balance;

(f) Sixth, to the Class B Member, an amount equal to the Class B Unreturned Contribution Balance; and

(g) Thereafter, in accordance with the positive balance of each Member’s Capital Account as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs, including any distributions pursuant to Sections 12.2(c) through (f) and any Capital Account adjustments associated with the allocation of Profits and Losses with respect to any sale, transfer or other taxable disposition of any Company property.  Any such distributions to the Members in respect of their Capital Accounts shall be made within the time requirements of Regulations Section 1.704-1(b)(2)(ii)(b)(2).  If for any reason the amount distributable pursuant to this Section 12.2(g) shall be more than or less than the sum of all the positive balances of the Members’ Capital Accounts, then the proceeds distributable pursuant to this Section 12.2(g) shall be distributed among the Members in accordance with the ratio by which the positive Capital Account balance of each Member bears to the sum of all positive Capital Account balances.  Distributions required by this Section 12.2(g) may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managers arising out of or in connection with the Company.  In such case, the assets of such trust shall be distributed to the Members from time to time, in the discretion of the Managers, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

12.3 Allocations Relating to Last Fiscal Year.

(a) Notwithstanding Section 6.1 and Section 6.2, if upon the dissolution and termination of the Company pursuant to Article XII and after all other allocations provided for in Section 6.1 and Section 6.2 have been tentatively made as if this Section 12.3 were not in this Agreement, a distribution to the Company under Section 12.2 would be different from a distribution pursuant to the distribution priorities set forth in Section 12.3(b), then Profits (and items thereof) and Losses (and items thereof) for the Fiscal Year in which the Company dissolves and terminates pursuant to Article XII shall be allocated among the Members in a manner such the Capital Account of each Member, immediately after giving effect to such allocation, is, as near as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such Fiscal Year if the Company was making its distributions pursuant to Section 12.3(b).  The Management Board, may, in its discretion, (A) apply the principles of this Section 12.3 to any Fiscal Year preceding the Fiscal Year in which the Company dissolves and terminates if delaying the application of the principles of this Section 12.3 would likely result in distributions under Article XII that are materially different from distributions under Section 12.3(b) in the Fiscal Year in which the Company dissolves and terminates, or (B) allocate items of gross income, gain, deduction, loss, or credit with respect to any Fiscal Years that are open for tax purposes (i.e., Fiscal Years for which either tax returns have not yet been filed or, if filed, an amended tax return may still be timely filed), if the Management Board determines, in the Fiscal Year in which the Company dissolves and terminates, that allocation of Profits and Losses will result in distributions under Article XII that are materially different from distributions under Section 12.3(b).

(b) The distribution priority under this Section 12.3(b) is as follows:

i. First, to FC an amount equal to the FC Unreturned Priority Contribution and the unpaid FC Preferred Return;

ii. Second, to the Class A Members, pro rata based on the unpaid Class A Preferred Return payable to each Class A Member, an amount equal to each Class A Member’s unpaid Class A Preferred Return;

iii. Third, to the Class A Member, pro rata based on the Class A Unreturned Contribution Balance of each Class A Member, an amount equal to each Class A Member’s Class A Unreturned Contribution Balance;

iv. Fourth, to the Class B Member, an amount equal to the Class B Unreturned Contribution Balance; and

v. Thereafter, to the Members in according with the Members’ Percentage Interest in the Company, provided, however, that, in order to comply with the Profit Interest Revenue Procedures, liquidating distributions pursuant to Section 12.3(b)(iv) shall be made in a manner that accounts for the differences in Capital Accounts of the Profits Interest Unit holders versus the other Members resulting from the adjustments made to the Capital Accounts of the Members pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations at the time that any Profits Interest Unit is granted.

12.4 Deficit Capital Accounts.  No Member shall have any obligation to contribute or advance any funds or other property to the Company by reason of any negative or deficit balance in such Member’s Capital Account during or upon completion of winding up or at any other time except to the extent that a deficit balance is directly attributable to a distribution of cash or other property in violation of this Agreement.

12.5 Certificate of Cancellation.  When all the remaining property and assets have been applied and distributed in accordance with Section 12.2 hereof, the Managers (or such other

Person designated by the Members) shall cause a Certificate of Cancellation to be filed with the Division in accordance with Section 1202 of the Act.

12.6 Return of Contribution Non-Recourse to Other Members.  Except as provided by law, upon dissolution, each Member shall look solely to the Company assets for the return of the Member’s Capital Contributions.  If any Company property remaining after payment or discharge of Company debts and liabilities is insufficient to return the cash or other property contribution of one or more Member(s), such Member(s) shall have no recourse against the Managers, the Management Board or any other Member.

12.7 In Kind Distributions.  A Member shall have no right to demand and receive any distribution from the Company in any form other than cash.  However, a Member may be compelled to accept a distribution of an asset in kind if the Company is unable to dispose of all of its assets for cash.

12.8 Inclusion of Unit Holder.  Except as otherwise provided herein, the term “Member” for purposes of this Article XII shall include a Unit Holder.

ARTICLE XIII

DISPUTE RESOLUTION; BUY-SELL

13.1 Good Faith Negotiations.  Subject to Section 13.4, any dispute between the Members arising out of or relating to this Agreement that the Members cannot resolve through good faith negotiations between their respective representatives within forty-five (45) days after written notice of such dispute is first given by one Member to the other Member(s) shall be resolved in accordance with the procedures described in this Article XIII, which shall be the sole and exclusive procedures for resolution of any such dispute.

13.2 Non-Binding Mediation.  The Members shall use reasonable, good faith efforts to settle any dispute through non-binding mediation before a mutually acceptable, neutral, third-party mediator.  The mediation shall be held in Salt Lake City, Utah and administered by the CPR Institute for Dispute Resolution (the “CPR Institute”) under the CPR Mediation Procedure then in effect.  Unless otherwise agreed, the parties shall jointly select a single mediator from the CPR Panels of Distinguished Neutrals based on a list of mediator candidates supplied by the CPR Institute.  If, within fourteen (14) days after any Member makes a written request for mediation under this Section 13.2, the Members have not reached agreement on the selection of a mediator, the mediator shall be selected in accordance with the CPR Mediation Procedure currently in effect.  A good faith attempt at mediation shall be a condition precedent to the commencement of arbitration, but is not a condition precedent to any court action for injunction or other interim relief pending the outcome of mediation.

13.3 Binding Arbitration.  If the Members who are parties to a dispute are unable to resolve the dispute by mediation in a timely manner (which, in any case, shall not exceed sixty (60) days from the first notice of mediation), the dispute shall be resolved through final, binding arbitration held in Salt Lake City, Utah in accordance with the CPR Rules for Non-Administered Arbitration then in effect by three arbitrators of whom the Member or Members, as applicable, on each side of the dispute shall appoint one in accordance with the “screened” appointment procedure provided by the CPR Rules for Non-Administered Arbitration currently in effect, and of whom the third arbitrator shall be selected by mutual agreement of the two arbitrators selected by the Members.  The Arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The Members shall cause the arbitrators to render their decision within one hundred twenty (120) days after the designation of the arbitrators, and the Members shall cooperate with each other and the arbitrators in the conduct of the arbitration to permit such timing.  Any award of the arbitrators shall be final, conclusive and binding on the Members; provided, however, that any Members to the dispute may seek to vacate, modify or correct the arbitrators’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act.  The arbitrators shall be bound to follow the laws of the State of Utah, decisional and statutory, in reaching any decision and making any award and shall deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the Members who are parties to the dispute, who shall promptly act in accordance therewith.  In no event shall the arbitrators have the power to award damages in connection with any dispute in excess of actual compensatory damages.  In particular, the arbitrators may not multiply actual damages or award consequential, indirect, special or punitive damages, including damages for lost profits or loss of business opportunity.  Any Member who is a party to the dispute may enforce any award rendered pursuant to the arbitration provisions of this Section 13.3 by bringing suit in any court of competent jurisdiction.  All costs and expenses attributable to the arbitrators shall be allocated between the Members who are parties to the dispute in such manner as the arbitrators determine to be appropriate under the circumstances.  Any Member who is a party to the dispute may file a copy of this Section 13.3 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Members with respect to the subject matter of this Section 13.3.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Notices.  Except as otherwise provided herein, any notice, demand, or communication required or permitted to be given to a Member by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) delivered personally to the Member, (ii) sent by facsimile or electronic mail transmission or (iii) sent by registered or certified mail, postage prepaid, addressed to the Member’s address set forth in Exhibit A.  Except as otherwise provided herein, any such notice shall be deemed to be given on the date on which the same was personally delivered, on the date on which it was transmitted by facsimile or electronic transmission if confirmation thereof is obtained or, if sent by registered or certified mail, on the third (3rd) day after such notice was deposited in the United States mail addressed as aforesaid.

14.2 Governing Law.  This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Utah.

14.3 Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Members concerning the matters set forth herein, and may not be amended except by Majority Vote of the Members provided, however, any amendment that adversely affects the rights (economic or otherwise) set forth in this Agreement of any Priority Member shall not be effective without the prior written consent of such Priority Member.  Notwithstanding the foregoing, the Managers shall be authorized to make any amendments to this Agreement that are approved by the Management Board and that counsel to the Company opines are necessary to maintain the Company’s status as a partnership for federal and state income tax purposes provided, however, that no such amendment shall be effective if such amendment adversely affects the economic interest of Units held by any Member.  If any conflict exists between the provisions of this Agreement, any employment or repurchase agreement with any Member, Manager or Officer, or the provisions of any oral or prior agreement between the Members, Managers or Officers, the provisions of this Agreement shall prevail.

14.4 Additional Documents and Acts.  Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

14.5 Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.6 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable and the remaining provisions of this Agreement will remain in full force and effect.

14.7 Heirs, Successors, and Assigns.  Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement and by applicable law, the parties’ respective heirs, legal representatives, successors, and assigns.

14.8 Creditors and Other Third Parties.  None of the provisions of this Agreement shall be for the benefit of, or enforceable, by any Company creditors or any other third parties.

14.9 Section, Other References.  Except to the extent provided to the contrary, references to the terms “Section,” “Schedule,” “Exhibit,” or “Appendix” mean to the corresponding Sections, Schedules, Exhibits, or Appendices attached to or referred to in this Agreement. Any reference to an Exhibit to this Agreement contained herein shall be deemed to include any Schedule(s) to such Exhibit.  Each Appendix, Exhibit and Schedule referred to in this Agreement is hereby incorporated by reference in this Agreement as if such Appendix, Exhibit or Schedule were set out in full in the text of this Agreement.  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  Any reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with its terms.  Unless the context otherwise requires, (i) all references made in this Agreement to an Article,  Section, Clause, Schedule or an Exhibit are to an Article, Section, Clause, Schedule or an Exhibit of or to this Agreement, (ii) “or” is disjunctive but not necessarily exclusive, (iii) “will” shall be deemed to have the same meaning as the word “shall”, (iv) words in the singular include the plural and vice versa and (v) use of the masculine, feminine or neutral gender herein shall not limit any provision of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not so followed.  All references to “$” or dollar amounts are to lawful currency of the United States of America, unless otherwise expressly stated.

14.10 Authority to Adopt Agreement.  By execution hereof, each Member represents and covenants as follows:

(a) The Member has full legal right, power, and authority to deliver this Agreement and to perform the Member’s obligations hereunder;

(b) This Agreement constitutes the legal, valid, and binding obligation of the Member enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors’ rights or general principles of equity;

(c) This Agreement does not violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which the Member is a party; and

(d) The Member’s investment in Units is made for the Member’s own account for investment purposes only and not with a view to the resale or distribution of such Units.

14.11 No Encumbrances.  No Member or Unit Holder may pledge, lien or otherwise encumber such Member’s or Unit Holder’s interest or Units for any purpose unless approved by a Majority Vote of the Members.

14.12 Independent Counsel.  Each Member, Officer and Manager acknowledges that each of them has had the opportunity to review this Agreement with independent legal counsel.

14.13 Counterparts.  This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed an original, and all of such counterparts, taken together, shall constitute one and the same Agreement.

14.14 Expenses.  Except as otherwise expressly provided for herein or in the Asset Purchase Agreement or the Ancillary Agreements, each of the parties hereto shall be responsible for all expenses directly incurred by them in connection with the transactions contemplated by such agreements; provided that the Company will reimburse Peterson for its reasonable documented expenses.

By execution below, each of the undersigned agrees to the terms and provisions of this Amended and Restated Operating Agreement for Franklin Covey Products, LLC.

MEMBERS
PETERSON PARTNERS V, L.P., a Delaware limited partnership
By:	Peterson Partners V, LLC
Its: By:	General Partner /s/ James B. Nelson
James B. Nelson, Partner
FRANKLIN COVEY CLIENT SALES, INC., a Utah corporation
/s/ Steve Young
By:	Steve Young
Its:	Chief Financial Officer
/s/ Sarah Merz
SARAH MERZ /s/ Gordon Wilson
GORDON WILSON /s/ Rick Wooden
RICK WOODEN /s/ Jeff Anderson
JEFF ANDERSON /s/ Bob Sumbot
BOB SUMBOT /s/ Kent Frogley
KENT FROGLEY /s/ Mike Connelly
MIKE CONNELLY

/s/ Bryan Wilde
BRYAN WILDE /s/ Eric Bright
ERIC BRIGHT
COMPANY
FRANKLIN COVEY PRODUCTS, LLC /s/ James B. Nelson
By:	James B. Nelson
Its:	Manager
MANAGERS
/s/ Sarah Merz
SARAH MERZ /s/ Jordan Clements
JORDAN CLEMENTS /s/ James B. Nelson
JAMES B. NELSON /s/ Robert A. Whitman
ROBERT A. WHITMAN